Exhibit 10.5

AMENDED AND RESTATED

PERSONAL PROPERTY LEASE AGREEMENT

DATED AS OF AUGUST 10, 2009

BY AND BETWEEN

CNL PERSONAL PROPERTY TRS ULC

AS LESSOR

AND

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

AS LESSEE

i

7.	IMPROVEMENTS, ETC		52
	7.1.	No Liens	52
	7.2.	Salvage	52
	7.3.	Project Budget Overruns	53

8.	LIENS		54

9.	PERMITTED CONTESTS		54
	9.1.	Right to Contest	54

10.	RISK OF LOSS AND INSURANCE		55
	10.1.	Insurance	55
	10.2.	General Insurance Provisions	57
	10.3.	Costs and Expenses	60
	10.4.	Waiver of Subrogation	60
	10.5.	Indemnification of Lessor	60
	10.6.	Lessor Advance	61

11.	DAMAGE, REPAIR AND EXPROPRIATION		62
	11.1.	Damage or Loss	62
	11.2.	Reinstatement	63
	11.3.	Expropriation	64
	11.4.	Secured Loan Documents	65

12.	SECURITY		65
	12.1.	Security	65
	12.2.	Subordination and Attornment	65
	12.3.	Compliance with Cypress Permit	68
	12.4.	Liens; Credit	68
	12.5.	Amendments Requested by Secured Party	69
	12.6.	Blocked Account Arrangements	69
	12.7.	Direction re: Payment of Secured Loan and other Financial Indebtedness	69

13.	DEFAULTS AND REMEDIES		70
	13.1.	Events of Default	70
	13.2.	Remedies	73
	13.3.	Lessee Remains Liable	75
	13.4.	Lessee’s Continuing Operation	75
	13.5.	Application of Funds	76
	13.6.	Lessor’s Right to Cure Lessee’s Default	76

14.	FAILURE TO TURN OVER		77

15.	TRANSFERS BY LESSOR OR SECURED PARTY		77

16.	SUBLETTING AND ASSIGNMENT		78
	16.1.	Restriction on Mortgaging, Subletting and Assignment	78

ii

17.	LESSEE CERTIFICATES AND FINANCIAL STATEMENTS		82
	17.1.	Lessee Certificates	82
	17.2.	Accounting, Distributions and Annual Reconciliation	83
	17.3.	Books and Records	84
	17.4.	Annual Business Plan	84
	17.5.	Update Meetings	85
	17.6.	Approvals	85
	17.7.	Sarbanes-Oxley	86

18.	LESSOR’S RIGHT TO INSPECT		86

19.	LESSEE’S BUYBACK OPTION		87

20.	MISCELLANEOUS		87
	20.1.	Limitation on Payment of Rent	87
	20.2.	No Waiver	88
	20.3.	Remedies Cumulative	88
	20.4.	Severability	89
	20.5.	Acceptance of Surrender	89
	20.6.	No Merger of Title	89
	20.7.	Quiet Enjoyment	89
	20.8.	Dispute Resolution	90
	20.9.	No Recordation	92
	20.10.	Notices	92
	20.11.	Construction	93
	20.12.	Limited Recourse	94
	20.13.	Counterparts; Headings	95
	20.14.	Entire Agreement	95
	20.15.	Applicable Law, Etc	95
	20.16.	Right to Make Agreement	96
	20.17.	Indemnity of Lessee’s Performance	97
	20.18.	Time	97
	20.19.	Exculpation of Trustee	97

iii

AMENDED AND RESTATED

PERSONAL PROPERTY LEASE AGREEMENT

(WITH BUY BACK OPTION)

THIS AMENDED AND RESTATED PERSONAL PROPERTY LEASE AGREEMENT (the “Lease”) is entered into as of this 10th day of August, 2009, by and between CNL PERSONAL PROPERTY TRS ULC, a Nova Scotia unlimited liability company, (the “Lessor”), and CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP, a British Columbia limited partnership (the “Lessee”).

RECITALS:

A. Lessee and R&H US Canadian Cypress Limited in its capacity as trustee of the Cypress Jersey Trust, an affiliate of Lessor and a trust settled under the laws of the Isle of Jersey (the “Trust”) are parties to a Sub-Permit and Lease Agreement (the “Sub-Permit”) as of the Commencement Date, pursuant to which the Trust granted to Lessee a sub-permit of the Trust’s right under the Cypress Permit (as defined herein) including the right to use and occupy portions of the Cypress Provincial Park in British Columbia currently being operated as the Cypress Mountain ski area which are the subject of the Cypress Permit together with a lease of certain structures and fixtures constituting real property located thereon (the “Improvements”).

B. Lessor is the owner of certain Personal Property (defined herein) located at and used or usable in connection with the Lessee’s ski operations and related business at Cypress Provincial Park.

C. Lessor desires to lease to Lessee and Lessee desires to lease from Lessor the Personal Property, on the terms and conditions set forth herein.

D. Lessee’s parent company, Boyne USA, Inc. has been granted the right and option to buy back from the Trust the Cypress Permit and Improvements, and from Lessor the right and option to buy back the related Personal Property, pursuant to a Buyback Option Agreement dated December 22, 2005 entered into by and among inter alia, CNL Income Partners, LP (an Affiliate of Lessor and of the Trust) and Boyne USA, Inc.

E. Lessor and Lessee entered into that certain Personal Property Lease Agreement as of the Commencement Date, pursuant to which Lessor leased the Leased Property to Lessee, and Lessee leased the Leased Property from Lessor (the “Original Personal Property Lease”).

F. Lessor and Lessee hereby acknowledge that the Original Personal Property Lease controlled from the Commencement Date until the date hereof.

G. Lessor and Lessee have agreed to amend and restate the Original Personal Property Lease in its entirety to incorporate certain matters more particularly set forth herein.

AGREEMENT:

In consideration of the Rent payable by Lessee hereunder and the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1.	DEFINITIONS

1.1. Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article shall have the meanings ascribed to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein shall have the meanings ascribed to them in accordance with GAAP, (c) all references in this Lease to designated “Articles,” “Sections” and other subdivisions of this Lease and “Exhibits” are to the designated Articles, Sections, other subdivisions of this Lease and Exhibits and (iv) the words “herein”, “hereof” “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

“Accounting Period” shall mean each calendar month during the Term, or part thereof where the Term commences on a date other than the first day of a calendar month or ends on a date other than the last day of a calendar month, unless otherwise agreed by both parties.

“Accounting Period Statement” shall have the meaning given such term in Section 17.2.

“Additional Charges” shall have the meaning given such term in Section 3.3.

“Additional Minimum Rent” shall mean with respect to any Fiscal Year an amount equal to the aggregate of Additional Minimum Rent applicable to each Lessor Expenditure hereafter made by Lessor. For each Lessor Expenditure hereafter made by Lessor, Additional Minimum Rent shall be paid by Lessee for each Fiscal Year in an amount equal to the product of: (a) the Subsequently Agreed Lease Rate applicable to such additional Lessor Expenditure and (b) the amount of such Lessor Expenditure. Lessor shall notify Lessee in writing as to the Additional Minimum Rent amount, and the calculation thereof, at the time of each Lessor Expenditure.

“Affiliates” shall have the meaning given such term in Section 1.2.

“Applicable Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including Environmental Laws.

“Asset Purchase Agreement” shall mean that Asset Purchase Agreement entered into by and between Lessee and Gatlinburg Skylift, LLC, as sellers, and CNL Income Partners, LP,

as purchaser, dated, December 22, 2005 as said agreement was assigned to Affiliates of CNL Income Partners, LP, and as same may be amended, extended, supplemented, replaced and renewed from time to time.

“Big Sky Loan Agreement” shall mean that certain Loan Agreement dated as of September 23, 2008 by and among Big Sky Resort, LLC, Boyne USA, Inc., Boyne Properties, Inc., each a Michigan corporation, and Summit Hotel, LLC, a Montana limited liability company, individually and collectively referred to therein as Borrower, and CNL Income Lending I, LLC, a Delaware limited liability company, as Lender, as the same may be amended from time to time.

“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in the Province are authorized by law or executive action to close.

“Buyback Option” shall mean the Buyback Option Agreement, dated December 22, 2005, executed by CNL Gatlinburg Partnership, LP, CNL Income Partners, LP and Boyne USA, Inc., a copy of which is attached hereto as Schedule 1.1A and which has been assumed by Lessor and by the Trust pursuant to an “Assumption of Buyback Option Obligation” dated as of the Commencement Date.

“Capital Expenditure” shall mean the expenditures and capital lease payments approved by Lessor in accordance with the requirements of this Lease and necessary for alterations, improvements, renewals, replacements, and additions to the Personal Property as “capital expenditures” under GAAP.

“Capital Renewals Reserve” shall have the meaning given such term in Section 6.3.A.

“Capital Reserve Budget” shall have the meaning given such term in Section 6.3.C.

“Claims” shall have the meaning given such term in Article 9.

“Closing” shall mean the closing of the purchase by the Trust and sale by Lessee of the Cypress Permit and Improvements, and the purchase by Lessor and the sale by Lessee of the Personal Property related thereto as contemplated by the Asset Purchase Agreement, including the execution and delivery of this Lease by the Lessor and the Lessee and all agreements to be entered into on the Commencement Date.

“Code” shall mean the Income Tax Act (Canada) whenever reference is made to Canadian tax laws and the United States Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time, when reference is made to US Code.

“Commencement Date” shall mean May 26, 2006, being the same date as the date of Closing under the Asset Purchase Agreement.

“Contracts” shall mean all maintenance, service and supply contracts, and all other similar agreements for goods or services in connection with the Cypress Premises and Improvements or the Personal Property other than the Licenses and Permits.

“Control” and “Controlled” shall mean, in respect of any Person, (i) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (A) the shareholders of such Person, in the case of a corporation, (B) the shareholders of the general partner of such Person, in the case of a limited partnership or (C) the equity holders or other voting participants in the case of a Person that is not a corporation or a limited partnership, or (ii) the right to elect or appoint, directly or indirectly, a majority of (A) the directors of such Person, in the case of a corporation, (B) the directors of the general partner of such Person, in the case of a limited partnership or (C) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of such Person, in the case of a Person that is not a corporation or a limited partnership.

“Cypress Permit” shall mean Park Use Permit 1506, dated September 13, 1984, issued by Her Majesty, the Queen in right of the Province of British Columbia represented by the Minister as such Park Use Permit has been amended or supplemented by agreements dated June 17, 1985, November 5, 1986, June 4, 1987, August 15, 1987, October 16, 1987, August 19, 1988, February 19, 1997, June 26, 1997, and February 20, 2001, and as amended and restated by agreement dated February 20, 2001, and as further amended by a second amendment dated February 20, 2001 and further amendments dated October 1, 2001, April 10, 2006 and May 26, 2006, including the CRA Master Plan as defined in such permit, as assigned by Lessee to the Trust, with the consent of the Minister and as same may be restated, extended, supplemented, replaced and renewed from time to time.

“Cypress Premises” shall mean all of those lands to which the Trust has been granted rights of use pursuant to the Cypress Permit including, without limitation, the Controlled Recreation Area and those portions thereof referred to as the Alpine Ski Area, the Nordic Ski Area, the Parking Facilities, and the Maintenance Areas as well as the Surrounding Lands, all as described and defined in the Cypress Permit.

“Default” shall mean any event or condition existing which with the giving of notice and/or lapse of time would ripen into an Event of Default.

“Emergency Requirements” shall mean any of the following events or circumstances: (a) an emergency threatening the Cypress Premises or Improvements, or the life, safety or property of its tenants, subtenants, customers, invitees or employees; (b) a violation of any Legal Requirement or any condition, the continuation of which would subject Lessee or Lessor to civil or criminal liability.

“Entity” shall mean any corporation, general or limited partnership, limited liability company, limited liability partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, Governmental Agency or political subdivision thereof or any other association or entity.

“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.

“Environmental Claims” shall mean all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Government Agencies or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Materials over, on, in, under or from the Cypress Premises, or (ii) violation of any Environmental Laws with respect to the Cypress Premises.

“Environmental Laws” shall mean any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, the Canada Environmental Assessment Act (Canada), the Transportation of Dangerous Goods Act (Canada), the Waste Management Act (British Columbia), the Contaminated Sites Regulation Act (British Columbia) and all other federal, regional, provincial and local laws, as amended as of the time in question.

“Environmental Liabilities” shall mean all liabilities under any Environmental Laws arising from or in connection with the Cypress Premises, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Event of Default” shall have the meaning given such term in Section 13.1.

“Expenditure Documents” shall have the meaning given such term in Section 6.3E.

“Expropriation” shall mean (a) the exercise of any governmental power with respect to the Cypress Premises, whether by legal proceedings or otherwise, by an Expropriator of its power of condemnation or expropriation, (b) a voluntary sale or transfer of the Cypress Premises by Lessor to any Expropriator, either under threat of expropriation or while legal proceedings for expropriation are pending, or (c) a taking or voluntary conveyance of all or part of the Cypress Premises, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any expropriation proceeding affecting the Cypress Premises, whether or not the same shall have actually been commenced.

“Expropriator” shall mean the Province, or any other public or quasi-public authority, or Person having the power of Expropriation.

“Financial Indebtedness” shall mean any indebtedness or liability, direct or indirect, absolute or contingent, for or in respect of any borrowed money, any guarantee of borrowed money or any indemnity or reimbursement obligations with respect to a letter of credit, including indebtedness under a debt instrument given in payment of the purchase price of an investment.

“Financial Statements” shall mean a balance sheet, profit and loss statement, statement of shareholders equity, and cash flow statement for the Premises and the operations thereon, all prepared in accordance with GAAP consistently applied.

“Fiscal Year” shall mean each calendar year ending at midnight on December 31 of each calendar year during the Term, or part thereof.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis, as such principles may be duly modified from time to time where appropriate.

“Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of Canada, the Province or the local jurisdiction in which the Cypress Premises is located or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Lessee or the Cypress Premises or any portion thereof or the Leased Property operated thereon.

“Gross Revenues” shall mean, subject to the exclusions listed below, all collected, recovered or accrued revenue and income from the operation of the Cypress Premises and properly attributable to the Fiscal Year under consideration, determined without duplication and in accordance with GAAP and, for purposes of greater certainty, Gross Revenues shall include, but shall not be limited to:

(i)

the revenues and payments received, recovered or accrued from any party, including, without limitation, amounts for ski passes, parking, chair lift tickets, tow rope tickets, locker rental, equipment rental, snowmobile rental, instruction classes for skiing and other activities, filming and photograph licenses, hiking permits, cabin rentals, food and beverage services, rent and fees from subtenants, concessionaires and the like, services provided to the Province and any third parties, and amounts received pursuant to the VANOC Agreement other than as payment or reimbursement for the Lessee’s design, construction, procurement or installation of Improvements on behalf of VANOC as contemplated by the VANOC Agreement or any agreement, contract or other instrument that is entered into between VANOC and the Lessee in respect of the Improvements contemplated by the VANOC Agreement (as such may hereafter be amended or modified);

(ii)	the net proceeds of use and occupancy or business interruption insurance with respect to the operation of the Cypress Premises and Improvements (after deduction from said proceeds of all necessary expenses incurred in the adjustment or collection thereof); and

(iii)	any amounts under the terms of any other shared services agreements, licenses, easements or servitudes relating to the Cypress Premises;

Gross Revenues shall not include:

A.	Sales tax or similar charges which are required by law to be collected directly from sublessees, if any, or as part of the sale price of any goods or services or displays and which must be remitted to competent governmental taxing authorities;

B.	proceeds or awards arising from a taking or Expropriation of capital property other than an award for temporary use;

C.	receipts or credits for settlement of claims for loss or damage to personal property or furnishings;

D.	proceeds from any insurance policy except for the net proceeds of use and occupancy or business interruption insurance;

E.	receipts of a capital nature;

F.	receipts collected by Lessee on behalf of and which are remitted to another person, and not properly recordable as “revenues” according to GAAP; and

G.	amounts received for the sale of goods or services by subtenants and concessionaires, unaffiliated with Lessee, who pay rent or fees to the Trust for the privilege of such subtenancy or concession.

“Hazardous Materials” shall mean and include any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” “polychlorinated biphenyls,” “lead or lead-based paint” or “asbestos” as such terms are defined in any applicable Environmental Law in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time, and any other substance or material (including, without limitation, mould) which may present a significant risk of harm to customers, invitees or employees of the Lessee.

“Impositions” shall mean collectively, all fees and other amounts payable under or pursuant to the Cypress Permit or otherwise in connection with the use and operation of the Personal Property, and all taxes (including, without limitation, all taxes imposed under the laws of the Province and the local jurisdiction in which the Cypress Premises is located, as such laws or regulations may be amended from time to time, and all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Lessor, Lessee or the businesses conducted upon or related to use of the Personal Property), Tax on Capital, surtaxes, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Personal Property, which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien or hypothecation upon (a) Lessor’s interest in the Personal Property, or (b) any operation, use or possession of, or in connection with the Personal Property or the leasing or use of the Personal Property or any part thereof by Lessee or any subtenants of the Cypress Premises, if any; provided, however, that nothing contained herein shall be construed to require Lessee to pay: (i) any income tax of Lessor, (ii) any transfer fee or other tax imposed with respect to the sale, exchange or other disposition by Lessor of the Personal Property or the proceeds thereof, (iii) any single business, gross receipts tax (from any source other than the rent received by Lessor from Lessee), or similar taxes as the same relate to or are imposed upon Lessor, except to the extent that any tax, assessment, tax levy or charge that would otherwise be an Imposition under this definition which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (i) or (ii) preceding is levied, assessed or imposed expressly in lieu thereof, (iv) any interest or penalties imposed on Lessor as a result of the failure of Lessor to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Lessee of its obligations pursuant to this Lease, (v) any Impositions that are enacted or adopted by their express terms as a substitute for any tax that would not have been payable by Lessee pursuant to the terms of this Lease, or (vi) any Impositions imposed as a result of a breach of covenant or representation by Lessor in any agreement entered into by Lessor governing Lessor’s conduct or operation or as a result of the negligence or willful misconduct of Lessor.

“Improvements” shall mean those affixed buildings, fixtures, structures and other improvements within the Cypress Premises that constitute real property or fixtures under Applicable Law, over which the Trust has rights of use, occupancy, or control under the terms of the Cypress Permit, including all Improvements hereafter to be constructed at the Cypress Premises under the terms of the VANOC Agreement or otherwise.

“Indemnifier” shall mean Boyne USA, Inc., a Michigan corporation, its successors and permitted assigns.

“Indemnity” shall mean the Guaranty Agreement made by Indemnifier in favour of Lessor dated as of the Commencement Date, as such may be modified or amended from time to time in accordance with its terms.

“Initial Lessor Expenditure” is CDN $11,837,956.23, which is the agreed amount allocated to Lessor’s Expenditures in connection with the acquisition of the Personal Property.

“Initial Minimum Rent” shall mean with respect to any Fiscal Year an amount equal to the product of: (a) the Initial Lessor Expenditure; and (b) the Originally Agreed Lease Rate for such Fiscal Year.

“Insurance Requirements” shall mean all terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters in Canada as well as any such demand under the Secured Loan Documents or any other body exercising similar functions binding upon Lessor, Lessee or the Cypress Premises.

“Interest Rate” shall mean an annual rate of interest equal to, as of the date of determination, the Originally Agreed Lease Rate plus two hundred (200) basis points.

“Lease” shall mean this Amended and Restated Personal Property Lease Agreement, including all Schedules and Exhibits hereto, as it and they may be amended from time to time as herein provided.

“Lease Rate” shall mean that percentage rate agreed by Lessor and Lessee to be applicable to a given Lessor Expenditure for the calculation of Minimum Rent. The Lease Rate applicable to each Lessor Expenditure subsequent to the date of this Lease shall be the Subsequently Agreed Lease Rate.

“Lease Year” shall mean any Fiscal Year during the Term and any partial Fiscal Year at the beginning or end of the Term.

“Leased Property” shall mean all of the Personal Property.

“Legal Requirements” shall mean all federal, provincial, municipal and other governmental statutes, laws, rules, orders, regulations, safety standards, ordinances, judgments, decrees and injunctions affecting the Cypress Premises or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all regulations and processes required as a result of the Cypress Premises being located in Cypress Provincial Park, (b) all Environmental Laws, and (c) all applicable safety code requirements, imposed by Government Agencies and (e) all permits, licenses, authorizations, certificates and regulations necessary to operate the Cypress Premises and Personal Property for its Permitted Use, and (f) all covenants, agreements, declarations, restrictions and encumbrances contained in any instruments at any time in force affecting the Cypress Premises, the Improvements or the Personal Property as of the Commencement Date, or to which Lessee has consented or required to be granted pursuant to Applicable Laws, including those which may (i) require material repairs, modifications or alterations in or to the Cypress Premises or Personal Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Lessor’s or any Affiliates of Lessor’s status as a real estate investment trust.

“Lessee’s Personal Property” shall mean all tangible personal property of Lessee acquired by Lessee at its election and with its own funds on and after the Commencement Date and located at the Cypress Premises and all modifications, replacements, alterations and additions to such personal property installed at the expense of Lessee, excepting the items of personal property that are to be turned over and delivered to Lessor pursuant to the Turnover Agreement.

“Lessor Expenditure” shall mean any expenditure made by Lessor in connection with the Lessor’s investment in the Personal Property, including without limitation each amount expended by Lessor to fund the cost of any excess Capital Expenditure pursuant to Section 6.5 of the Lease. Lessor and Lessee agree and confirm upon execution of this Lease that the Lessor’s Expenditure in connection with Lessor’s acceptance of the Personal Property is the Initial Lessor Expenditure. Lessor shall notify Lessee in writing of each Additional Lessor Expenditure subsequent to the Commencement Date, which amount shall be final and conclusive in the absence of manifest error.

“Lessor Liens” shall mean Liens on or against the Personal Property or any payment of Rent (a) which result from any act of, or any claim against, Lessor or the Province which result from any violation by Lessor of any terms of this Lease, or (b) which result from Liens in favour of any taxing authority by reason of any tax owed by Lessor or the Province; provided, however, that “Lessor Lien” shall not include any Lien resulting from any tax for which Lessee is obligated to pay or indemnify Lessor against until such time as Lessee shall have already paid to or on behalf of Lessor the tax or the required indemnity with respect to the same.

“Licenses and Permits” shall mean all licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Agency which are held by Lessor with respect to the Cypress Premises or the Personal Property, including, without limitation, those necessary for the construction, use or occupancy of the Cypress Premises or the construction use or occupancy of the Personal Property, to the extent that the same are transferable, together with any deposits made by Lessor thereunder to the extent that they are transferable but specifically excluding from this definition the Cypress Permit.

“Lien” shall mean any mortgage, hypothecation, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of Financial Indebtedness or performance of any other obligation in priority to payment of its general creditors.

“Loan Agreement” shall mean that certain Loan Agreement of even date herewith by and among Big Sky Resort, LLC, Boyne USA, Inc., Boyne Properties, Inc., Bay Harbor Golf Club, Inc., each a Michigan corporation, and The Inn at Bay Harbor, LLC, a Michigan limited liability company, individually and collectively as Borrower, and CNL Income Lending I, LLC, a Delaware limited liability company, as Lender.

“Minimum Rent” shall mean with respect to any Fiscal Year an amount equal to the sum of: (a) the Initial Minimum Rent; and (b) the Additional Minimum Rent.

“Minister” shall mean the Minister of Environment or such other Minister from time to time having responsibility for the Cypress Permit.

“Notice” shall mean a notice given in accordance with Section 20.10.

“Officer’s Certificate” shall have the meaning given such term in Section 3.1.B.

“Original Personal Property Lease” shall have the meaning given such term in Recital E.

“Originally Agreed Lease Rate” shall mean eleven percent (11.00%) from the date of this Lease through the remainder of the Fixed Term and any Extension Term.

“Percentage Rent” shall have the meaning given such term in Section 3.1.B.

“Permitted Encumbrances” shall mean all security interests and equipment leases affecting the Personal Property on the date of this Lease (as shown on Exhibit “B” attached hereto), or hereafter imposed thereon pursuant to terms of this Personal Property Lease with the written consent of Lessor and Lessee.

“Permitted Use” shall mean only such use of the Personal Property permitted pursuant to Section 5.1.A.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Personal Property” shall mean all of those items of furniture, equipment, vehicles and other tangible personal property owned by Lessor and located at or used or usable in connection with the Premises, including without limitation all items of personal property described in the Personal Property Schedule attached hereto as Exhibit “A”, as such items of personal property are modified, replaced, altered and added to. Personal Property shall include, but is not limited to, all items of personal property hereafter purchased with funds from the capital renewals reserve established under the Personal Property Lease. For greater certainty, Personal Property does not include any property that is, or may become, a Retained Business Asset as defined in, and pursuant to, the terms of the Turnover Agreement.

“Province” shall mean the Province of British Columbia.

“Related Leases” shall mean those leases more particularly described on Schedule 1.1B attached hereto and by this reference incorporated herein.

“Related Tenants” shall mean those entities set forth on Schedule 1.1B as the tenants under the Related Leases.

“Re-letting Expenses” shall have the meaning given such term in Section 13.2.

“Rent” shall mean, collectively, the Minimum Rent, Percentage Rent and Additional Charges.

“Replacement Value” shall mean the costs of repairing, replacing or reinstating any item of property with materials of like kind and quality on the same or similar site without deduction for physical, accounting or any other depreciation.

“Revenue Audit” shall have the meaning given such term in Section 3.2.

“Retained Business Assets” shall mean those items of personal property, tangible and intangible, used and usable in connection with the operation by Lessee of the businesses and assets at Cypress Provincial Park, ownership of which was retained by Lessee at the time that Lessee sold to Lessor and an Affiliate of Lessor the bulk of its assets at Cypress Provincial Park, pursuant to and as more particularly described in the Asset Purchase Agreement and in the Turnover Agreement, together with all replacements thereof and additions thereto.

“Sales Tax” shall mean all goods and services taxes, sales taxes, multi-stage sales taxes, use or consumption taxes, business transfer taxes, value added or transaction taxes and any other existing or future tax imposed with respect to any amount payable by Lessee to Lessor under this Lease.

“Secured Loan” shall mean any loan made by the Secured Party to the Trust and/or Lessor secured by a mortgage, lien, or collateral assignment against the Cypress Permit, the Cypress Premises or Improvements or the Personal Property, in whole or in part, from time to time as said Secured Loan is amended, extended, renewed, supplemented and/or replaced from time to time.

“Secured Loan Agreement” shall mean any loan agreement evidencing and/or governing any Secured Loan made by a Secured Party to the Trust and/or Lessor from time to time as said agreement is amended, extended, renewed, supplemented and/or replaced from time to time.

“Secured Loan Documents” shall mean the Security Instrument, the Secured Loan Agreement and any note or notes evidencing the Secured Loan secured by the Security Instrument as well as all guarantees and/or indemnities executed and/or delivered in connection therewith and any and all other documents evidencing, securing, governing or otherwise entered into in connection with the Secured Loan as such agreements, guarantees and/or indemnities may be amended, extended, renewed, supplemented and/or replaced from time to time.

“Secured Party” shall mean an institutional lender which is the holder of any Security Instrument and its successors and assigns.

“Security Instrument” shall mean any mortgage, debenture, charge, hypothecation, deed of trust, or security document encumbering the Trust’s interest in the Cypress Permit, the Cypress Premises or the Improvements and/or the Lessor’s interest in the Personal Property, and/or this Lease from time to time as said instrument is amended, extended, renewed, supplemented and/or replaced from time to time.

“Sub-Permit and Lease Agreement” shall mean that certain Amended and Restated Sub-Permit and Lease Agreement by and between Lessee and the Trust pursuant to which Lessee has been granted the right to use and occupy portions of the Cypress Provincial Park in British Columbia and has been leased certain structures and fixtures constituting real property thereon.

“Subsequently Agreed Lease Rate” shall mean the Lease Rate agreed by Lessor and Lessee as applicable to each Lessor Expenditure made by Lessor subsequent to the Initial Lessor Expenditure, for purposes of calculating Additional Minimum Rent. In the absence of written agreement by Lessor and Lessee as to the amount of the Subsequently Agreed Lease Rate, Lessor and Lessee agree that the Subsequently Agreed Lease Rate applicable to a given Lessor Expenditure shall be the Originally Agreed Lease Rate.

“Subsidiary” shall mean, with respect to any Person: (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (A) such Person, (B) such Person and one or more corporations each of which is Controlled by such Person or (C) one or more corporations each of which is Controlled by such Person, or (ii) any limited or general partnership, joint venture, limited liability company, trust or other Entity as to which (A) such Person, (B) such Person and one or more Persons referred to in clause (i) above or (C) one or more Persons referred to in clause (i) above owns more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof) of such limited or general partnership, joint venture, limited liability company, trust or other Entity, as the case may be.

“Term” shall have the meaning given such term in Section 2.3 unless sooner terminated pursuant to the provisions of this Lease.

“Threshold” shall have the meaning given such term on Schedule 3.1.B.

“Total Percentage Rent” shall have the meaning given such term on Schedule 3.1.B.

“Trust” has the meaning given to it in Recital A to this Lease and shall include successors and assigns thereof in accordance with the Sub-Permit and Lease Agreement.

“Turnover Agreement” shall mean that certain “Turnover Agreement” dated as of the Commencement Date made by and among Lessee, and Lessor with respect to the turnover by Lessee to Lessor of certain “Retained Business Assets” as more particularly described therein, upon the expiration or termination of this Lease, as such agreement may be amended, modified and/or supplemented from time to time.

“VANOC” shall mean the Vancouver Organizing Committee For The 2010 Olympic And Paralympic Winter Games - Comite D’Organisation Des Jeux Olympiques Et Paralympiques D’Hiver De 2010 A Vancouver, a corporation organized under the laws of Canada and its successors and assigns.

“VANOC Agreement” shall mean that certain Games Venue Agreement dated December 10, 2002, by and between Lessee and Vancouver 2010 Bid Corporation, a corporation organized under the laws of the Province of British Columbia, as amended by an Amending Agreement dated May 26, 2003, which VANOC Agreement was assumed by VANOC, as such agreement may be further amended, modified, restated or replaced from time to time.

1.2. Affiliates. In this Lease, two entities are “Affiliates” if (i) one of the entities is a Subsidiary of the other Entity, (ii) both of the entities are Subsidiaries of the same Entity, (iii) both of the entities are Controlled by the same Person or Entity, (iv) one of the entities is a partnership and the other Entity is its general partner, or (v) one of the entities is a trust and the other Entity is its beneficiary, and where a Person is an Affiliate of two entities each of those entities will be Affiliates of each other (for greater certainty, a partnership and a trust shall be deemed to be entities for the purpose of the foregoing).

2.	LEASE AND TERM

2.1. Lease of Personal Property. Lessor hereby leases to Lessee, and Lessee hereby accepts and leases from Lessor all of the Personal Property. Lessee confirms that Lessee has inspected the Personal Property and has reviewed the Permitted Encumbrances, and all related agreements and documentation. In that regard, Lessee acknowledges and agrees that it is leasing and/or assuming Lessor’s relevant interests in the Permitted Encumbrances, and the Personal Property, “AS IS/WHERE IS.” LESSOR MAKES ABSOLUTELY NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Lessee agrees to indemnify and hold Lessor and Lessor’s agents, employees, officers, and directors harmless from and against, any and all Claims, including any and all attorneys’ fees and legal expenses, arising from or caused directly or indirectly by any actual or alleged use, possession, maintenance, condition (whether or not latent or discoverable), operation, location, delivery or transportation of any of the Personal Property. This indemnity remains in full force notwithstanding the termination or expiration of this Lease, but will be released as to the original Lessee at the time of any Transferee’s assumption of this Lease and release of original Lessee if provided pursuant to Section 16.1.C.

2.2. Authority and Obligation of Lessee Under VANOC Agreements. The Lessor hereby appoints the Lessee to carry out all of the obligations of Lessor under the VANOC Agreement. The Lessee is authorized and hereby covenants and agrees to carry out on behalf of the Lessor, and shall otherwise perform all obligations of the Lessor under the VANOC Agreement, at the sole cost and expense of the Lessee. The authority herein granted shall include the power to administer and manage the day to day responsibilities of Lessor, and to do any act and to make any decision with respect the VANOC Agreement necessary to carry out such obligations. Such authority shall at all times be exercised by Lessee in the best interests of the Lessor.

2.3. Term. The term of this Lease (the “Term”) commenced on the Commencement Date and shall terminate upon the expiration of the Sub-Permit and Lease Agreement, as extended if applicable, unless sooner terminated in accordance with the provisions thereof.

3.	RENT.

3.1. Rent. Lessee shall pay to Lessor or to any other Person designated in writing to Lessee by Lessor (including any payments on behalf of and as agent for the Lessor as directed in writing by the Lessor, all of which amounts shall be deemed to be paid to Lessor), by wire transfer of immediately available federal funds or by other means acceptable to Lessor, acting reasonably, in lawful money of Canada which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction, Rent during the Term of this Lease as follows:

A. Lessee shall pay to Lessor monthly Minimum Rent in advance equal to one-twelfth (1/12th) of the annual amount of Minimum Rent applicable for a Lease Year beginning on the Commencement Date and continuing on the first (1st) day of each calendar month thereafter; provided, however, that Minimum Rent shall be prorated as to any Lease Year which is less than twelve (12) calendar months and as to any partial calendar months, and Additional Minimum Rent shall be prorated to the extent that a Lessor Expenditure is made on a date other than the first day of a Lease Year or the first day of a calendar month.

B. Lessee shall pay to Lessor percentage rent (“Percentage Rent”) calculated for each Fiscal Year in accordance with Schedule 3.1B. Percentage Rent shall be payable annually in arrears within forty five (45) days following the end of each Fiscal Year during the Term hereof. Lessee shall deliver to Lessor a Certificate from a senior officer of Lessee (an “Officer’s Certificate”) with each Percentage Rent payment (or, if no Percentage Rent is then payable, on the due date therefore) setting forth the calculation of the Percentage Rent payment for the most recently completed Fiscal Year. Percentage Rent shall be subject to confirmation and adjustment, if applicable, as set forth in Section 3.2.

3.2. Confirmation of Percentage Rent. Lessee shall utilize, or cause to be utilized, an accounting system for the Lessee’s operations at Cypress Premises in accordance with customary industry practices, and in accordance with GAAP, that will accurately record all data necessary to compute Percentage

Rent, and Lessee shall retain, for at least five (5) years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all data necessary to conduct Lessor’s Audit and to compute Percentage Rent for the applicable Lease Year. Lessor shall have the right, for a period of two (2) years following each Lease Year, from time to time, by its accountants or representatives at its cost, to audit such information in connection with Lessor’s Audit, and to examine all Lessee’s records (including supporting data and sales and excise tax returns) reasonably required to complete Lessor’s Audit and to verify Percentage Rent, subject to any prohibitions or limitations on disclosure of any such data under Legal Requirements. Lessee shall produce all such Lessee records at the Cypress Premises, or otherwise in a single location in Vancouver, British Columbia. If any Lessor’s Audit discloses a deficiency in the payment of Percentage Rent, and either Lessee agrees with the results of Lessor’s Audit or the matter is otherwise determined or compromised, Lessee shall forthwith pay to Lessor the amount of the deficiency, as finally agreed or determined, together with interest at the Interest Rate from the date when said payment should have been made to the date of payment thereof. If any Lessor’s Audit discloses a deficiency in the determination or reporting of Gross Revenue, which, as finally agreed or determined, exceeds five percent (5%), Lessee shall pay the costs of the portion of Lessor’s Audit allocable to the determination of such Revenues (the “Revenue Audit”). Any proprietary information obtained by Lessor pursuant to the provisions of this Section shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation or arbitration between the parties and except further that Lessor may disclose such information to prospective lenders, investors and underwriters and to any other persons to whom disclosure is necessary to comply with applicable laws, regulations and government requirements. The obligations of Lessee contained in this

Section shall survive the expiration or earlier termination of this Lease. Any dispute as to the existence or amount of any deficiency in the payment of Percentage Rent as disclosed by Lessor’s Audit shall, if not otherwise settled by the parties, be submitted to arbitration.

3.3. Additional Charges. In addition to the Minimum Rent and Percentage Rent, Lessee also will pay and discharge as and when due and payable all other amounts, liabilities, Impositions and obligations arising hereunder. In the event of any failure on the part of Lessee to pay any of those amounts, liabilities, obligations, and Impositions, Lessee also will promptly pay and discharge every fine, penalty, interest and cost that may be added for non-payment or late payment of such items (all of the foregoing amounts, liabilities, obligations and Impositions referred to in this Section 3.3 shall be deemed to be additional rent payable by Lessee hereunder and being referred to herein collectively as the “Additional Charges”), and Lessor shall have all legal and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent. If any installment of Additional Charges (but only as to those Additional Charges that are payable directly to Lessor) shall not be paid on its due date, Lessee will pay Lessor within fifteen (15) days of demand, as Additional Charges, an amount equal to the interest computed at the Interest Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. If Lessee fails to timely pay any Additional Charges due to any third party, Lessor may pay such third party and will be reimbursed by Lessee on demand the amount paid by Lessor, plus interest at the Interest Rate from the date of such payment by Lessor until reimbursement by Lessee. To the extent that Lessee timely pays any Additional Charges to Lessor or any Secured Party pursuant to the requirements of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the third party to which they would otherwise be due and Lessor shall pay the same from monies received from Lessee and any interest or penalties resulting from late payment thereof that is the responsibility of the Lessor shall be borne by the Lessor.

3.4. Payment of Impositions.

A. Subject to Article 9 relating to permitted contests, Lessee shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the Province and other taxing authorities where feasible, and shall promptly, upon request, furnish to Lessor copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Lessor, at its expense, shall, to the extent required or permitted by Applicable Law, prepare and file all tax returns and pay all taxes due in respect of Lessor’s net income, gross receipts (from any source other than the Rent received by Lessor from Lessee), sales and use, single business, ad valorem, franchise taxes and taxes on its capital stock, and Lessee, at its expense, shall, to the extent required or permitted by Applicable Laws, prepare and file all other tax returns and reports in respect of any Imposition as may be required by

Government Agencies. If any refund shall be due from any taxing authority in respect of any Imposition paid by Lessee, the same shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing. If an Event of Default shall have been declared by Lessor and be continuing, any such refund shall be paid over to or retained by Lessor to be held by Lessor subject to a resolution of any dispute of same between Lessor and Lessee. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Cypress Premises and Personal Property as may be necessary to prepare any required returns and reports. Lessor shall provide Lessee with copies of assessment notices in sufficient time for Lessee to prepare a protest, which Lessor shall file upon the Lessee’s request. Lessor may, upon notice to Lessee, at Lessor’s option and at Lessor’s sole expense, appeal, protest, or institute such other proceedings (in its or Lessee’s name) as Lessor may deem appropriate to effect a reduction of assessments and Lessee shall fully cooperate with Lessor in such protest, appeal or other action.

B. Lessor shall give prompt Notice to Lessee of all Impositions payable by Lessee hereunder of which Lessor at any time has received notice and as to which Lessee has received no other notice; provided, however, that Lessor’s failure to give any such notice shall in no way diminish Lessee’s obligation hereunder to pay such Impositions (except that Lessor shall be responsible for any interest or penalties incurred as a result of Lessor’s failure promptly to forward the same).

C. In addition, Lessee shall timely pay at or before the time such become due and payable without duplication, the following with respect to the period from and after the Commencement Date (while remaining solely liable and paying for such during the period prior to the Commencement Date pursuant to the Asset Purchase Agreement):

(i) Insurance Premiums. All premiums for the insurance coverage required to be maintained pursuant to Article 10;

(ii) Other Charges. All other amounts, liabilities and obligations arising in connection with the Personal Property and Lessee’s obligations in connection herewith not already covered by the definition of Impositions, except those obligations expressly assumed by Lessor pursuant to the provisions of this Lease or expressly stated not to be an obligation of Lessee pursuant to this Lease.

D. If Lessee pays or causes to be paid any Additional Charges attributable to periods after the end of the Term, whether upon expiration or sooner termination of this Lease, Lessee may, within a reasonable time after the end of the Term, provide Notice to Lessor of its estimate of such amounts. Lessor shall promptly reimburse Lessee for all payments of such Additional Charges that are attributable to any period after the Term to the extent not offset by amounts due from Lessee to Lessor.

3.5. Late Payment of Rent, Etc. If any installment of Minimum Rent or Percentage Rent shall not be paid within five (5) days after its due date, Lessee shall pay Lessor, within five (5) days after Lessor’s written demand therefore, as Additional Charges, a late charge (to the extent permitted by law) computed at the Interest Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Lessee pays any Additional Charges directly to Lessor or any Secured Party pursuant to any requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the Entity to which they would otherwise be due and Lessor shall pay when due, or cause the applicable Secured Party to pay when due, such Additional Charges to the Entity to which they are due. In the event of any failure by Lessee to pay any Additional Charges when due, except as expressly provided in Section 3.3 with respect to permitted contests pursuant to Article 9, Lessee shall promptly pay (unless payment thereof is in good faith being contested and enforcement thereof is stayed) and discharge, as Additional Charges, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items. Lessor shall have all legal and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent and Percentage Rent.

3.6. Triple Net Lease. The Rent shall be absolutely net to Lessor so that this Lease shall yield to Lessor the full amount of the installments or amounts of the Rent throughout the Term, subject to any other provisions of this Lease which expressly provide otherwise. This Lease is a net Lease and, except to the extent otherwise expressly specified in this Lease, it is agreed and intended that Rent payable hereunder by Lessee shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Lessee’s obligation to pay all such amounts, throughout the Term is absolute and unconditional and except to the extent otherwise expressly specified in this Lease, the respective obligations and liabilities of Lessee and Lessor hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Personal Property or any part thereof; or the failure of the Personal Property or Cypress Premises to comply with all

Applicable Laws, including any inability to use the Personal Property by reason of such non-compliance; (b) any damage to, removal, abandonment, salvage, loss, Expropriation, theft, scrapping or destruction of or any requisition or taking of the Personal Property or any part thereof, or any environmental conditions affecting the Personal Property or Lessee’s operations on the Cypress Premises; (c) any restriction, prevention or curtailment of or interference with any use of the Cypress Premises, the Personal Property, or any part thereof, (including any interference under the VANOC Agreement); (d) any defect in title to or rights to the Cypress Premises or Personal Property or any Lien on such title or rights to the Cypress Premises or Personal Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Lessee or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Lessee or any other Person, or by any court, in any such proceeding; (g) any right or claim that Lessee has or might have against any Person, including without limitation Lessor (other than a monetary default) or any vendor, manufacturer, contractor of or for the Cypress Premises or the Personal Property; (h) any failure on the part of Lessor or any other Person to perform or comply with any of the terms of this Lease, or of any other agreement; (i) any invalidity, unenforceability, rejection or disaffirmance of this Lease by operation of law or otherwise against or by Lessee or any provision hereof; (j) the impossibility of performance by Lessee or Lessor, or both; (k) any action by any court, administrative agency or other Government Agencies; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Cypress Premises or the Personal Property or otherwise; or (m) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Lessee shall have notice or knowledge of any of the foregoing; provided, however, that the foregoing shall not apply or be construed to restrict Lessee’s rights in the event of any act or omission by Lessor constituting gross negligence or willful misconduct for which the Lessee is not insured or required to be insured hereunder. Except as specifically set forth in Section 2.5 of the Sub-permit incorporated by reference into Section 2.3 hereof and as set forth in the Buyback Agreement referenced in Article 18, the Lease shall be non-cancelable by Lessee for any reason whatsoever and, except as expressly provided in said Section 2.5 of the Sub-permit, incorporated by reference into Section 2.3 hereof and as set forth in the Buyback Agreement, Lessee, to the extent now or hereafter permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or to any diminution, abatement or reduction of Rent payable hereunder. Except as specifically set forth in Sections 6.2 or 6.3 of this Lease, under no circumstances or conditions shall Lessor be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Personal Property and Lessee expressly waives the right to require any such action at the expense of Lessor pursuant to any law, except as otherwise expressly set forth in Sections 6.2 and 6.3 of this Lease.

3.7. Sales Tax.

A. In addition to the Rent payable hereunder, the Lessee will pay to the Lessor, or if required by the Lessor directly to the taxing authority in the manner specified by the Lessor, the full amount of all Sales Taxes imposed on the Lessee in respect of the Rent payable by the Lessee under this Lease or in respect of the rental of space by the Lessee under this Lease. Sales Tax so payable by the Lessee will: (i) be calculated by the Lessor in accordance with the applicable legislation; (ii) be paid by the Lessee at the same time as the amounts to which the Sales Tax applies are payable to the Lessor under the terms of this Lease; and (iii) despite anything else in this Lease, be considered not to be Rent, but the Lessor shall have all of the same remedies for and rights of recovery with respect to such amounts as it has for non-payment of Rent under this Lease or at law. The Lessor will be responsible for remitting to the appropriate Government Agency all Sales Tax paid by Lessee to Lessor pursuant to this Section 3.7A in accordance with applicable legislation. If a deposit is forfeited to the Lessor, or an amount becomes payable to the Lessor due to a default or as consideration for a modification of this Lease, and the applicable legislation deems a part of the deposit or amount to include Sales Tax, the deposit or amount will be increased and the increase paid by the Lessee so that the Lessor will receive the full amount of the forfeited deposit or other amount payable without encroachment by any deemed Sales Tax portion.

B. All Capital Expenditures including without limitation, all amounts that are expended from the Capital Renewals Reserve or which are funded by Lessor and expended by Lessee will include Sales Tax payable by Lessee or Lessor, as the case may be, less the amount of any credits, rebates, refunds or similar benefits to which Lessee or Lessor, as applicable, is entitled in respect of such payment of Sales Tax (for the purposes of this Section 3.7, “Net Sales Tax”). For greater certainty, all Capital Expenditures that are approved by the Lessor in accordance with Section 6.3.C and expended in accordance with either Section 6.3 or Section 6.5, will include Net Sales Tax payable in connection with such expenditures and funding, and the amount of such Net Sales Tax will be included in the aggregate additional Lessor Expenditures to be paid by the Lessee in accordance with Section 6.5. Lessee shall advance to Lessor in trust such amounts as are necessary to satisfy such Net Sales Tax payable. The Lessor will hold such advances in trust and will be responsible for remitting to the appropriate Government Agency all Sales Tax paid by Lessee to Lessor pursuant to this Section 3.7B in accordance with the applicable legislation.

C. To the extent that the applicable legislation imposes Sales Tax on Lessor in respect of any services provided by Lessee to the benefit of the Lessor in respect of Capital Expenditures that are approved by the Lessor in accordance with Section 6.3.C and expended in accordance with Section 6.3.C or 6.5, Lessor shall advance to Lessee in trust such amounts as are necessary to satisfy such Sales Tax payable under applicable legislation and such advance will be in addition to, and not included in the amounts described in Section 3.7B. Lessee will hold such advances in trust and will be responsible for remitting to the appropriate Government Agency all Sales Tax payable by Lessor to Lessee pursuant to this Section 3.7C in accordance with the applicable legislation.

D. Lessee will be responsible for collecting and remitting any Sales Tax with respect to the use and occupancy by any of Lessee’s subtenants of the Cypress Premises or any part thereof.

E. The Lessor shall have all of the rights and remedies available to it due to the Lessee’s failure to pay Sales Tax in its entirety and/or in a timely manner as those rights available to the Lessor for a Lessee Event of Default pursuant to Section 12.1(e).

3.8. Withholding Tax. Notwithstanding anything else in this Lease including without limitation any prohibition on abatement, hold-back or set-off of Rent, the Lessor acknowledges and agrees that the Tenant may withhold Rent or other amounts payable to Lessor hereunder, or portions thereof, if it is required to do so by any Applicable Laws including without limitation pursuant to Part XIII of the Income Tax Act (Canada) as such legislation may be amended, modified, supplemented or replaced (“Withholding Tax”). Any amounts so withheld shall be deemed to have been paid to the Lessor.

3.9. Deposit of Prepaid Minimum Rent. If Lessee at Lessee’s option delivers to Lessor one month’s prepaid Minimum Rent with written direction that the amount is to be held and applied pursuant to the provisions of this Section 3.9 as a Deposit for payment of Minimum Rent( the “Deposit”), Lessor will put such Deposit in a separate interest bearing account, with interest, subject to this Section 3.9, accruing to the benefit of the Lessee and Lessor will not commingle such funds provided that, Lessor may hold such Deposit in the same account as the deposit monies delivered to the Trust by the Lessee pursuant to the Sub-Permit and Lease Agreement. The Deposit amount will be applied by Lessor to the payment of Minimum Rent in the event that : (i) Lessee is delinquent in the payment of any installment of Minimum Rent, and (ii) Lessor has delivered to Lessee a written notice of nonpayment of such installment, and (iii) Lessee has failed to cure the payment default within the cure period allowed in this Lease. Lessee will not be deemed in default for failing to pay any single installment of Minimum Rent so long as Lessor has in its possession an unapplied Deposit in an amount sufficient to pay in full such delinquent installment. Lessor will notify Lessee in writing of any such application of the Deposit upon such application. At the expiry of this Lease or earlier termination pursuant to the exercise by the Lessee of its Buyback Option under the Buyback Option Agreement, the Lessor will return to the Lessee any unused Deposit plus all interest accrued thereon, provided the Lessee is current on all Rent payments. If the Lease is terminated by the Lessor as a result of an Event of Default, then the Lessor may apply the Deposit and any accrued interest thereon upon such termination to any damages, losses or costs suffered or incurred by the Lessor as a result of such Event of Default and termination provided that the Lessor provides to the Lessee written evidence of such damages, losses or costs and returns to the Lessee any unused portion thereof.

4. PERSONAL PROPERTY TITLE. Lessor and Lessee hereby declare that this Lease is, and is intended to be, a true lease and not a lease intended as security or a lease in the nature of a security interest. Lessee shall not acquire any right, equity, title or interest in the Personal Property, except the right, as lessee, to use the Personal Property under the terms of this Lease. The Personal Property is, and shall at all times during the Term be and remain, the sole and exclusive property of Lessor. Notwithstanding any registration of the Personal Property in the name of the Lessee to comply with any Applicable Laws, and other than its rights under the Buy-Back Agreement, Lessee shall have no right, title or interest in the Personal Property as a result of this Lease, except solely the right to use the Personal Property as expressly set forth herein. Lessee shall keep all of the Personal Property within the Cypress Premises and not remove any of the Personal Property therefrom, except in the normal course of use and/or maintenance and repair of such Personal Property, without obtaining Lessor’s prior written consent, which may be withheld in Lessor’s Sole Discretion. Any replacements, accessories, additions or attachments which become a component part of the Personal Property shall immediately vest in Lessor and shall be included under the terms hereof.

5.	USE OF THE PERSONAL PROPERTY.

5.1. Permitted Use.

A. Lessee shall at all times during the Term and at any other time that Lessee shall be in use and occupancy of the Cypress Premises, continuously use and operate the Personal Property solely for commercial purposes in strict compliance with the terms of the Cypress Permit, the VANOC Agreement, and Applicable Laws, and shall use reasonable commercial efforts to seek to maximize Gross Revenues. Lessee shall not use the Personal Property or any portion thereof for any other use without the prior written consent of Lessor. No use shall be made or permitted to be made of the Personal Property and no acts shall be done which will cause the cancellation of any insurance policy covering the Cypress Premises, the Personal Property or any part thereof (unless another adequate policy is available), and Lessee shall not sell or otherwise provide or permit to be kept, used or sold in or about the Cypress Premises any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Lessee shall, at its sole cost, comply with all Insurance Requirements. Further, Lessee shall not take or omit to take any action, the taking or omission of which materially impairs the value or the usefulness of the Cypress Premises or the Personal Property, or any part thereof for its Permitted Use.

B. Lessee shall proceed with all due diligence and exercise commercially reasonable efforts to obtain and maintain all approvals necessary to continuously use and continuously operate the Personal Property for its Permitted Use under Applicable Laws. Lessor shall reasonably cooperate with Lessee in this regard, at no expense to Lessor, including executing all applications and consents required to be signed by Lessor, to which Lessor has no reasonable objection, in order for Lessee to obtain and maintain such approvals.

C. Lessee shall not use or suffer or permit the use of the Personal Property for any unlawful purpose. Lessee shall not commit or suffer to be committed any waste of the Personal Property, or cause or permit any unlawful nuisance thereon or therein. Except as may be required by law or any order of a Court having jurisdiction over the Cypress Premises or Lessee, Lessee shall not permit the Personal Property, or any portion thereof, to be used in such a manner as might reasonably impair Lessor’s rights or title thereto or to any portion thereof, or may reasonably allow a claim or claims for adverse usage or adverse possession by any person or implied dedication of the Personal Property or any material portion thereof.

5.2. Compliance with Legal/Insurance Requirements, Etc. Subject to the provisions of Article 9, Lessee, at its sole expense, shall (i) comply with all Legal Requirements and Insurance Requirements, and with all reasonable requirements of Secured Loan Documents which do not materially impair Lessee’s operations or cause Lessee to incur any substantial expense, in respect of the use, operation, maintenance, repair, alteration and restoration of the Personal Property, (ii) comply with all Permitted Encumbrances; and (iii) comply with all appropriate licenses, and other authorizations and agreements (including the VANOC Agreement) required for, or in respect of, any use of the Personal Property, if any, then being made and which are material to the use and operation of the Cypress Premises, and for the proper operation and maintenance of the Personal Property thereon. Notwithstanding the foregoing, the Lessee will have no obligation to comply, or liability for non-compliance, if such non-compliance is a result of the Lessor exercising its discretion not to consent, to the detriment of the Lessee, to a course of action by the Lessee as requested by the Lessee pursuant to the terms of this Lease.

5.3. Environmental Matters.

A. In the event of the discovery of Hazardous Materials on any portion of the Cypress Premises during the Term, Lessee shall undertake appropriate and prudent actions to promptly remove such Hazardous Materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with all Environmental Laws without duplication in connection with any other agreements between Lessee and Lessor in respect of indemnification for environmental matters. Lessee shall indemnify, defend and hold Lessor harmless from and against all loss, costs, liability and damage (including, without limitation, engineers’ and legal fees and expenses, and the cost of litigation) arising from the presence of Hazardous Materials on the Cypress Premises; and this obligation of Lessee shall survive termination of this Lease for the applicable period of any statute of limitations.

B. Each party shall promptly notify the other party concerning the presence of any Hazardous Materials on or under the Cypress Premises, in violation of Applicable Laws, of which the notifying party has knowledge; provided, however, that unless required by Legal Requirements, the parties shall otherwise maintain such information confidential.

5.4. Negative Covenants. Lessee covenants and agrees with Lessor that Lessee will not during the Term without the prior written consent of Lessor:

(a)	engage in any activities of a material nature other than the operation of the Cypress Premises and all necessary or advisable activities related thereto;

(b)	incur, assume or otherwise become liable to pay any Financial Indebtedness other than that certain guaranty granted by the Lessee to JP Morgan Chase Bank, N.A. as administrative agent for certain banks, LaSalle Bank Midwest National Association, as syndication agent and General Electric Capital Corporation, as co-administrative agent; provided, however, that Lessee may incur, assume or otherwise become liable to pay Financial Indebtedness up to a maximum of U.S.$1,500,000, in the aggregate for both the Lessee and Skylift, but only for working capital necessary to finance inventory and other working capital needs of Lessee; further provided that in any event none of such Financial Indebtedness shall be secured by any sublease, assignment, lien, security or other interest in the Lessee’s rights, title or interest under this Lease;

(c)	sell or agree to sell or otherwise dispose of or assign any of its interest in this Lease other than in accordance with the provisions of Article 16;

(d)	enter into any material agreement or contract involving more than U.S.$100,000.00 in annual cost or value during the initial Lease Year (with such U.S.$100,000.00 threshold amount to be increased by three percent (3%), on a compounded basis, for each succeeding Lease Year) that is not approved in advance by the Lessor;

(e)	incur in any calendar year, an aggregate of Capital Expenditures for the Personal Property that exceed the aggregate amounts budgeted for Capital

Expenditures in the Capital Reserve Budget (other than Capital Expenditures due to Emergency Requirements and Capital Expenditures approved in advance by Lessor);

(f)	enter into any joint venture (regardless of the form of joint venture) or any co-ownership arrangement;

(g)	enter into any future sublease in respect of the Personal Property in breach of the Secured Loan Documents; or

(h)	enter into any management agreement or leasing agreement with respect to the Personal Property.

5.5. Nature Of Relationship. Nothing contained in this Lease shall be deemed to create any relationship between the Lessor and Lessee other than the relationship of lessor and lessee.

5.6. Application of Cypress Permit and VANOC Agreement. Notwithstanding anything else contained herein, Lessee covenants and agrees in favor of the Lessor that:

(a)	it shall assume, observe, perform and be bound by all of the terms, covenants, conditions, agreements and obligations of the Lessor, as assignee of the VANOC Agreement and as Permittee under the terms of the Cypress Permit, from time to time, including without limitation the payment of all fees under the Cypress Permit and under the VANOC Agreement, if any.

(b)	it shall not do or neglect to do any act or thing which would bring about any breach of any of the provisions of the Cypress Permit or the VANOC Agreement at any time;

(c)	it shall comply with the Permitted Encumbrances and all encumbrances in connection with the Cypress Premises and the Personal Property including the obligation to make any financing payment due and owing under any equipment leases affecting the Personal Property;

(d)	if any term of this Lease is directly contradictory to any term of the Cypress Permit or the VANOC Agreement, the term of the Cypress Permit or the VANOC Agreement, as the case may be, shall prevail and, without limiting the generality of the foregoing, any requirements of the Minister or any other Government Agency having authority under or pursuant to the Cypress Permit or with respect to the Cypress Premises and including any statute, regulations, rules, guidelines, ordinances, decrees, treaties, policies or notices having the force of law, shall prevail over the terms of this Lease;

(e)	wherever in the VANOC Agreement, a covenant benefiting the operations of the Lessee at the Cypress Premises is made by VANOC in favour of the Lessor (for so long as this Lease shall remain in effect and free from a Tenant Event of Default) such covenant shall be deemed to be made by VANOC in favour of Lessee as well as Lessor.

5.7. Equipment Leases. Lessee will timely pay and keep current all leases and financing payments due to the holders of the liens and security interests identified in Exhibit “B” as “Permitted Encumbrances” and all future equipment leases. Lessee shall not enter into any equipment lease that is not a capital lease for equipment having a fair market value exceeding U.S. $25,000, or annual lease expense exceeding U.S. $25,000, without the prior written consent of Lessor, and all such Equipment Leases shall expressly authorize a turnover to Lessor or its designee of such equipment and Equipment Lease pursuant to the terms of the Turnover Agreement. Lessee agrees to turn over delivery of such equipment to Lessor or its designee in good operating condition and repair at the termination of this Lease. The dollar limits in this Section 5.7 shall increase annually by 3%, compounded annually.

5.8. Limitations on Lessee’s Exercise of Authority. Notwithstanding the appointment and general grant of authority in Section 2.2 above, Lessee agrees with Lessor that, without Lessor’s prior written consent, Lessee shall not agree to any amendment, modification, restatement, or replacement of, or supplemental agreement with respect to the VANOC Agreement, or to the waiver or termination of any material obligation of any other party thereto. Without Lessor’s prior written consent, the Lessee will neither perform any act nor make any decision that could result in any increase in liability to Lessor or adverse financial impact to the Lessor or Lessee. Without limiting the foregoing, Lessee shall not participate in or permit the construction or installation of any Improvements other than those expressly contemplated by the terms of the VANOC Agreement (as such Agreement may hereafter be modified and amended by VANOC and Lessor). Lessor agrees that it will promptly review any amendment, modification, restatement, replacement, or supplemental agreement with respect to the VANOC Agreements that is recommended by Lessee, and if approved by Lessor will execute same as the contracting party thereto. Lessee will keep Lessor regularly and timely informed with respect to any material acts or decisions made by Lessee affecting the VANOC Agreement and as to the performance by Lessee and by the other parties to the VANOC Agreement of the obligations thereunder. Copies of all correspondence by Lessee and its employees, agents and consultants with the Province or VANOC shall be retained by Lessee and delivered to Lessor promptly upon request.

6.	REPAIRS, MAINTENANCE AND REPLACEMENTS

6.1. Inspection and Acceptance. Lessee has fully inspected the Personal Property and is satisfied with and has accepted the Personal Property in its existing condition for the purpose of this Personal Property Lease.

6.2. Repairs and Maintenance Costs.

A. Lessee shall at Lessee’s sole cost and expense, (i) maintain the Personal Property in good repair and working condition, and in accordance with all Government Agency required and industry recommended safety and maintenance codes and requirements and shall make such maintenance, repairs and alterations as necessary for such purposes, (ii) cause inspections to be made of all lift equipment on a regular basis in accordance with all requirements of Government Agencies, and (iii) not commit waste or permit impairment or deterioration of the Personal Property (normal wear and tear excepted); (iv) not abandon the Personal Property; (v) comply in all material respects with all Applicable Laws applicable to the Personal Property; (vi) provide prompt written notification to Lessor of any material adverse change to the Personal Property; (vii) promptly undertake appropriate assessment, remedial and preventative actions sufficient to meet any guidelines or regulations adopted by applicable Government Agencies or standards generally employed by well-operated Canadian ski resorts in the region in connection with the safety of the ski operations and operating equipment as it relates to use of the Personal Property and the Prevention of any material adverse change. Except for those items of Personal Property disposed of by Lessee in the ordinary course due to obsolescence, inability to repair, or replacement, Lessee shall in any event return the Personal Property to Lessor at the expiration of the Term in as reasonably as good a condition as when received, ordinary wear and tear excepted, and shall make or cause to be made such maintenance, repairs and alterations as necessary for such purposes.

B. If Lessor notifies Lessee in writing of the need for Lessee to undertake repairs and maintenance to any of the Personal Property in accordance with the provisions of this Section 6.2, specifying the items of repair or maintenance in question, Lessee shall respond within ten (10) Business Days as to Lessee’s planned course of action with respect to the specific items identified by Lessor, or as to such items which Lessor feels are inappropriate, except in the case of an emergency in which event the Lessee shall respond as quickly as the emergency requires. If Lessee disputes the Lessor’s determination that repair or maintenance is needed, or otherwise fails thereafter to promptly undertake such repairs and maintenance or other action identified by Lessor, Lessor may at Lessor’s option request arbitration for resolution of the dispute. Lessor shall not have the right to terminate the Lease as a result of such repair or maintenance failure, or other failure, but shall have the right to specific performance of the Lessee’s obligations if the arbitrator so awards it. If the arbitrator awards specific performance to Lessor, such award shall be binding upon the Lessee and enforceable in the courts of the

Province. The prevailing party in any such arbitration and in obtaining of a court order shall be entitled to all costs and expenses incurred in connection with the enforcement of Lessee’s obligations under this Section 6.2. If the arbitrator or courts does not specify the time within which such repair or maintenance must be carried out, then the Lessee shall present a plan for rectification to the Lessor and shall promptly carry out such plan, acting reasonably.

6.3. Capital Renewals Reserve.

A. Lessor and Lessee shall establish a reserve account in Lessor’s name, with Lessor’s and Lessee’s designee(s) as signatories on the account (the “Capital Renewals Reserve”), in a bank or similar institution selected by Lessor and reasonably acceptable to Lessee, to cover the cost of approved Capital Expenditures. The Capital Renewals Reserve is the exclusive property of the Lessor.

B. For each Accounting Period during the Term hereof, Lessee shall transfer into the Capital Renewals Reserve an amount equal to six percent (6%) of Gross Revenues. Transfers into the Capital Renewals Reserve shall be made at the time of each interim accounting described in Section 17.2 hereof.

C. Lessee shall prepare an annual estimate (the “Capital Reserve Budget”) of the Capital Expenditures necessary for the Personal Property anticipated during the ensuing Fiscal Year, and shall deliver the Capital Reserve Budget to Lessor for its review, comment and approval sixty (60) days prior to the end of the Fiscal Year, in each case acting reasonably and taking into account the operating experience of the Lessee. The Capital Reserve Budget shall also indicate the estimated time schedule for making such replacements, renewals, and additions, a reasonable description of items required to be replaced or added, unit costs and costs in the aggregate, together with such additional information as Lessor shall reasonably request.

D. In compliance with the approved Capital Reserve Budget, Lessee shall from time to time expend moneys from the Capital Renewal Reserve Account as necessary to make such approved Capital Expenditures as may be required to maintain Personal Property in good working order and condition and to improve, modernize or alter the Personal Property up to the balance in the Capital Renewals Reserve. No expenditures will be made in excess of said balance without the approval of Lessor. In addition, Lessee shall not, without Lessor’s approval, acting reasonably, make any expenditures from the Capital Renewals Reserve that, in the aggregate, exceed the total aggregate amount of expenditures set forth in the then-applicable Capital Reserve Budget; provided, however, that Lessee shall be authorized to take appropriate remedial action (including making any necessary expenditures from the Capital Renewals Reserve above the total aggregate amount set forth in the then-applicable Capital Reserve Budget), without receiving Lessor’s prior approval, to the extent immediately required to remedy or respond to any of the Emergency Requirements (provided further that Lessee shall notify Lessor of any such remedial action that requires more than a de-minimus expenditure of funds from the Capital Renewals Reserve and shall promptly deliver to Lessor for Lessor’s approval a revised Capital Reserve Budget showing how such Capital Reserve Budget is impacted as a result of such emergency expenditure and how such over-Budget expenditure is to be resolved ). At the end of each Fiscal Year, any amounts remaining in the Capital Renewals Reserve shall be carried forward to the next Fiscal Year. The Capital Renewals Reserve will be kept in an interest-bearing account, and any interest which accrues thereon shall be retained in the Capital Renewals Reserve. Interest which accrues on amounts held in the Capital Renewals Reserve, shall not result in any reduction in the required transfers to the Capital Renewals Reserve set forth in Section 6.3.B above, or (2) be included in Gross Revenues. The Lessor’s funding of the Capital Reserve Account pursuant to this Section 6.3 shall not be deemed an Additional Lessor Expenditure and shall not result in additional Rent from Lessee.

E. Notwithstanding anything herein to the contrary, not later than two (2) Business Days prior to Lessee making any expenditure from the Capital Renewals Reserve, Lessee shall prepare and submit a package of invoices and other documentation supporting the then proposed expenditure to Lessor for its approval (the “Expenditure Documents”). If Lessee does not receive Notice of Lessor’s disapproval of the Expenditure Documents within two (2) Business Days after delivery of the same to Lessor, then Lessee shall be permitted to make such expenditure. In the event Lessor disapproves the Expenditure Documents, Lessor’s Notice shall identify the disapproved items and/or requests for additional information. In the event that Lessor timely disapproves the Expenditure Documents, Lessee shall supplement and/or resubmit to Lessor, subject to the time approval periods set forth in this Section 6.3E.

6.4. Withdrawal By Lessor From Capital Renewals Reserve Account. Lessor may at Lessor’s option from time to time, withdraw moneys from the Capital Renewals Reserve Account; provided that all such withdrawals shall be used for Capital Expenditures related to the Cypress Premises or the Improvements thereon or Personal Property therewith; and further provided that so long as no Event of Default shall exist under this Lease for which notice has been given to Lessee in accordance with Section 12.1, no withdrawal shall be made without the prior consent of the Lessee. Lessee shall not withhold or delay its consent to any Lessor request for withdrawal under this Section 6.4 for which the Lessor has provided information that establishes to the Lessee’s satisfaction that the Lessor’s withdrawal of moneys is reasonable and consistent with the purpose for which the Capital Renewals Reserve is established. The Lessor acknowledges and agrees that a withholding of consent by the Lessee in accordance with this Section 6.4 will not be an Event of Default and the Lessor will not claim an Event of Default in respect of same.

6.5. Capital Expenditures Exceeding Capital Renewals Reserve. Lessee shall notify Lessor of the need for any Capital Expenditures determined by Lessee to be necessary or desirable for the Personal Property. Lessee will provide to Lessor such information regarding the nature of the Capital Expenditure as Lessor may request. Lessor shall have no obligation to fund any such Capital Expenditure exceeding the amount of capital available in the Capital Renewals Reserve. Lessor may, in Lessor’s Sole Discretion, fund the cost of such excess Capital Expenditure at a mutually determined Subsequently Agreed Lease Rate. To the extent that Lessor funds any Capital Expenditures, all such amounts shall be Additional Lessor Expenditures and increase the amount of Minimum Rent payable hereunder for subsequent Fiscal Years by such amounts funded by Lessor. Lessor agrees to review any alternative financing proposal provided by Lessee for Lessee to finance such excess Capital Expenditure at Lessee’s sole cost and expense from a party other than the Lessor and may, in Lessor’s Sole Discretion, approve or refuse to approve the proposed excess Capital Expenditure and/or such alternative financing option.

6.6. Ownership of Replacements. All repairs, alterations, improvements, additions, renewals or replacements made pursuant to this Article 6, and all Personal Property shall be the property of Lessor, provided that all Personal Property additions hereafter made under the VANOC Agreement shall become the property of the Lessor in accordance with the arrangements made pursuant to the VANOC Agreement, but in any event upon completion of the Olympic and Paralympic games contemplated thereunder.

6.7. Lessee’s Personal Property. At or prior to the expiration or sooner termination of the Lease (unless such termination occurs in connection with Lessee’s purchase of the Personal Property pursuant to its Buyback Option), Lessor may elect either (a) to give Lessee Notice that Lessee shall be required, within ten (10) Business Days after such expiration or termination, to remove Lessee’s Personal Property from the Cypress Premises or (b) to buy all or a portion of Lessee’s Personal Property by paying Lessee the book value of such property. Lessor may request an inventory of Lessee’s Personal Property, and the assigned book value of each unit of such Lessee’s Personal Property as a condition for Lessor’s making such election. Further, if requested by Lessor, Lessee will provide evidence that any item of Lessee’s Personal Property was acquired by Lessee from its separate funds and not as a result of payment from the Capital Renewals Reserve. Personal Property that is required to be turned over to the Lessor pursuant to the Turnover Agreement is not Lessee’s Personal Property whether or not paid for from Lessee’s separate funds. Failure of Lessor to make such election shall be deemed an election to proceed in accordance with clause (b) preceding.

6.8. Yield Up. Upon the expiration or sooner termination of this Lease (unless such termination occurs at the closing after Lessee’s exercise of its Buyback Option pursuant to the Buyback Option Agreement), Lessee shall at Lessee’s sole cost and expense:

A. prior to vacating the Cypress Premises make or cause to be made such maintenance, repairs, and alterations as may be necessary to put the Personal Property in the condition required by this Section 6.8; and

B. deliver the Personal Property to Lessor in substantially the same condition in which the Personal Property was in on the Commencement Date, except as repaired, replaced, rebuilt, restored, replaced, altered or added to as permitted or required by the provisions of this Lease, reasonable wear and tear (and casualty damage, in the event that this Lease is terminated following a casualty in accordance with Article 11) excepted; and

C. use Lessee’s good faith, commercially reasonable efforts to transfer to Lessor, and cooperate with Lessor or Lessor’s nominee in connection with the processing of all applications for transfer to Lessor (or Lessor’s designee) of, all Licenses and Permits and other governmental authorizations and all Contracts entered into by Lessee in connection with the Personal Property and to the extent not provided for in the Sub-permit, including Contracts with Governmental Agencies which may be necessary for the use and operation of the Personal Property on the Cypress Premises and Improvements as then operated. Lessor shall indemnify and hold Lessee harmless for all claims, costs and expenses (including reasonable legal fees) arising from acts or omissions by Lessor under such Contracts subsequent to the date of transfer thereof to Lessor; and Lessee shall indemnify and hold Lessor harmless for all claims, costs and expenses (including reasonable legal fees) arising from acts or omission by Lessee under such Contracts and/or the Licenses and Permits prior to the date of transfer thereof to Lessor; and (ii) Lessee shall re-assign to Lessor or Lessor’s nominee all of its right, title and interest under all then existing subleases.

D. Turnover and deliver to Lessor all of the personal property required to be turned over to Lessor pursuant to the Turnover Agreement.

6.9. Management Matters. Lessee shall not enter into a management agreement (the “Management Agreement”) with respect to the Personal Property without Lessor’s prior written consent. Any such Management Agreement shall expressly provide that the Management Agreement and all provisions thereof are expressly subordinate and subject to the terms of this Lease, and that the manager shall at all times be an “eligible independent contractor” as defined in Section 856(d) of the Code.

7.	IMPROVEMENTS, ETC.

7.1. No Liens. Lessee shall not grant a Lien on or security interest in the Cypress Premises or the Personal Property, or Lessee’s interest under this Lease, without the prior written consent of Lessor, which consent may be withheld by Lessor in Lessor’s Sole Discretion.

7.2. Salvage. Other than Lessee’s Personal Property, all materials which are scrapped or removed in connection with the making of repairs, alterations, improvements, renewals, replacements and additions pursuant to Article 6 shall be disposed of by Lessee and the net proceeds thereof, if any, shall be deposited into the Capital Reserve Account.

7.3. Project Budget Overruns. Other than as specifically set forth herein, Lessor shall not be responsible for the cost of any future Improvements, Capital Expenditures or renovations contemplated or permitted hereby. Lessor shall have the right to review and approve an estimated budget for any future Improvements, Capital Expenditures or renovations which Lessor agrees to fund. With respect to any future Improvement or renovation which Lessor agrees to fund, all such amounts shall be deemed Additional Lessor Expenditures and increase the amount of Additional Minimum Rent payable hereunder for subsequent Fiscal Years. Further, Lessor agrees that it will fund up to ten percent (10%) in excess of the original budget, but shall have no responsibility to fund any costs which, in the aggregate, exceed one hundred and ten percent (110%) of the approved budgeted amount for such future Improvement or renovation. Lessor may withhold its approval of any other budget in its sole and absolute discretion. To the extent that Lessor agrees to fund such amounts in excess of one hundred and ten percent (110%) of the approved budgeted amount for any future Improvement or renovation or such amounts in excess of one hundred percent (100%) of the approved budgeted amount for any Capital Expenditure project funded by the Capital Renewals Reserve, one hundred and fifty percent (150%) of such excess amounts funded by Lessor shall be added to and increase the amount of Additional Minimum Rent payable hereunder for subsequent Fiscal Years. Lessee acknowledges that any expenditure in excess of one hundred and ten percent (110%) of the approved budgeted amount for such future Improvement, Capital Expenditure or renovation, and any other expenditure for future Improvements or renovations, may be subject to Lessor obtaining the approval of such expenditure by the board of directors of the Parent of Lessor. Notwithstanding anything herein to the contrary, with respect to Capital Expenditures, this Section 7.3 shall not apply to the 2009 Capital Reserve Budget.

8.	LIENS.

Subject to Article 9, Lessee shall not directly or indirectly, create or allow to remain, and shall promptly discharge, at its expense, any Lien, encumbrance, attachment, title retention agreement or claim upon the Personal Property, or Lessee’s interest under this Lease, or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances, (b) restrictions, Liens and other encumbrances which are consented to in writing by Lessor, (c) Liens for those taxes of Lessor which Lessee is not required to pay hereunder, (d) subleases, if any, permitted by Article 16, (e) Liens for Impositions or for sums resulting from non-compliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article 9, (f) Liens of mechanics, labourers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable (but will be paid in full by Lessee) or are for sums that are being contested in accordance with Article 9, (g) any Secured Loan Documents or other Liens which are the responsibility of Lessor pursuant to the provisions of Article 12, and (h) Lessor’s Liens.

9.	PERMITTED CONTESTS

9.1. Right to Contest. Lessee shall have the right at Lessee’s sole cost and expense to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, Environmental Obligation, Lien, attachment, levy, encumbrance, charge or claim (collectively, “Claims”) as to the Personal Property, by appropriate legal action or proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Lessee’s obligation to pay any Claims required hereunder to be paid by

Lessee as finally determined, (b) such contest shall not cause Lessor or Lessee to be in default under the Sub-Permit and Lease Agreement, or any Secured Loan Documents, deed of trust or other agreement encumbering the Personal Property or any part thereof and Lessee shall not contest any requirement set forth in the Secured Loan Documents, (c) no part of the Personal Property nor any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (d) Lessee hereby indemnifies and holds harmless Lessor from and against any cost, claim, damage, penalty or reasonable expense, including reasonable legal fees, incurred by Lessor in connection therewith or as a result thereof. Lessor agrees to join in any such proceedings if required legally to prosecute such contest, provided that Lessor shall not thereby be subjected to any liability therefore (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Lessee agrees to assume and indemnify Lessor with respect to the same. Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor to the extent that Lessor has been reimbursed by Lessee. If Lessee shall fail (a) to pay or cause to be paid any Claims when finally determined, (b) to provide reasonable security therefore, or (c) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Lessor may, upon Notice to Lessee, pay such charges, together with interest and penalties due with respect thereto, and Lessee shall reimburse Lessor therefore, upon demand, as Additional Charges, together with interest at the Interest Rate from the date of Lessor’s payment until reimbursement.

10.	RISK OF LOSS AND INSURANCE

10.1. Insurance. Lessee will secure and maintain, with the premiums thereon fully paid in advance, at Lessee’s expense, all risk property insurance (including extra expense insurance) on all of the

Personal Property and tangible items of Retained Business Assets, all for the full replacement cost thereof. Lessee shall also procure and maintain for the benefit of Lessor, at Lessee’s sole cost and expense:

(a)	use and occupancy or business interruption insurance covering loss of income to Lessee and Lessor, as applicable, for a minimum indemnity period of twelve (12) months resulting from interruption of business caused by the occurrence of any of the risks insured against under the property damage insurance referred to in Section 10.1 above;

(b)	comprehensive or commercial liability insurance on a claims made basis against claims for personal injury, death or property damage suffered by others arising out of the operations of Lessee or other occupants of the Cypress Premises, indemnifying and protecting Lessee and Lessor, and any Secured Party specified by Lessor and the Province if required under the terms of the Permit, in such amounts and to such extent as may from time to time be usual and prudent for companies operating or owning similar properties (which amounts shall initially be U.S. twenty-five million dollars (U.S. $25,000,000.00) (including liquor liability) for any personal injury, death, property damage or other claim in respect of any one accident or occurrence) and, without limitation of the foregoing, with provisions for cross liability and severability of interests and naming Lessor and any Secured Party specified by Lessor as an additional insured; and if alcoholic beverages are served on the Premises, liquor liability is required in the above;

(c)	Business auto liability insurance, including owned, non-owned and hired vehicles, for combined single limits (including bodily injury and property damage) of not less than U.S. five million dollars (U.S. $5,000,000.00) each Occurrence;

(d)	worker compensation insurance or insurance required by similar employee benefit acts as required by law, as well as employer’s liability insurance in amounts not less than U.S. one million dollars (U.S. $1,000,000) per accident/per disease;

(e)	such additional insurance as may reasonably be required from time to time, by (i) the Cypress Permit and (ii) a Secured Party under any Secured Loan Documents.

10.2. General Insurance Provisions.

A. All insurance described in Section 10.1 shall be with companies with an A.M. Best Rating of A-VII or greater. If Lessee wishes to place insurance in an insurance company that is affiliated with Lessee, the financial standing and creditworthiness of the affiliate is subject to Lessor’s approval, and Lessee will deliver Lessor such financial information regarding the affiliate as may be requested by Lessor prior to approval. All insurance may be obtained through blanket insurance programs, provided that such blanket programs substantially fulfill the requirements specified herein. The blanket insurance programs may include deductibles or risk retention levels; however, the deductibles or risk retention levels allocated to the Cypress Premises and the Leased Property shall be limited to the Insurance Retention as defined in Section 10.3. The charge-back/deductible for general liability insurance and workers’ compensation insurance allocated to the Cypress Premises and Leased Property shall not exceed U.S. One Hundred Thousand Dollars (U.S. $100,000) unless such greater amount is agreeable to both Lessor and Lessee. The property insurance deductible allocated to the Cypress Premises and the Leased Property shall not exceed U.S. One Hundred Thousand Dollars (U.S. $100,000) unless such greater amount is agreeable to both Lessor and Lessee, or if a higher deductible for high hazard risks (i.e., wind or flood) is mandated by the insurance carrier.

B. Lessor hereunder shall be listed as a lender loss payee and additional insured on all such policies and such policies shall provide coverage for any and all claims arising in connection with the ownership or operation of the Personal Property and Retained Business Assets. The insurance required under this Section 10 shall name the Lessor as the first loss payee, as well as the Province if required by the Permit, and any Secured Party specified by Lessor, in writing, as required by the Secured Loan Documents. All insurance provided for in this Article 10 shall be written in the name of the Parties and their respective Affiliates and any permitted Secured Party, as their interests may appear, and shall contain (a) to the extent available, a provision requiring the insurance company to notify each Party of any cancellation or material change at least thirty (30) days prior thereto; and (b) a standard provision for the benefit of such Secured Party. All proceeds of insurance obtained pursuant to this Section 10 shall be payable to Lessor as a first loss payee and shall be made available by Lessor to the repair, rebuilding or replacement of the damaged Leased Property. Lessor shall make available to Lessee the insurance proceeds required by Lessee from time to time to pay the costs of repair, rebuilding or replacement of the damaged Leased Property by deposit of such sums into the Capital Renewal Reserves account or otherwise as required by Lessor. If for any reason the Leased Property is not repaired, rebuilt or replaced, or if there are excess insurance proceeds, Lessor shall be entitled to retain such monies or, at Lessor’s option, deposit such monies into the Capital Renewals Reserve fund for future Capital Expenditure requirements.

C. Lessee shall deliver to Lessor prior to the effective date of this Lease (and, with respect to any renewal policy, at least 30 days prior to the expiration of the existing policy) certificates of insurance evidencing the insurance coverages required under this Article 10 and any renewals thereof. All such certificates of insurance shall, to the extent obtainable, state that the insurance shall not be cancelled or materially reduced without at least sixty (60) days’ prior written notice to the certificate holder. Upon Lessor’s request, copies of said policies shall be delivered to Lessor for Lessor’s review. All such insurance shall be evaluated by Lessor, Lessee and Secured Party from time to time to ensure that the limits and coverages are adequate.

D. Notwithstanding the foregoing or anything else contained herein or elsewhere, in addition to the foregoing requirements, Lessee shall also ensure that all requisite insurance is obtained and maintained throughout the Term in accordance with all requirements set forth in any Secured Loan Documents (including, without limitation, all requirements with respect to the insurance company providing the policies and all other provisions relating to insurance set forth in the Secured Loan Documents).

10.3. Costs and Expenses.

A. All charges under any blanket programs shall be allocated to the Cypress Premises and other similar participating projects on a reasonable basis.

B. “Insurance Retention” shall mean the insurance policy deductible; however, for any insurance obtained through the blanket insurance programs, “Insurance Retention” shall mean the Cypress Premises per occurrence limit for any loss or reserve as established for the Cypress Premises, which limit shall be the same as is applied to other similar projects participating in the blanket insurance programs, or such higher amount if mandated by the insurer for high hazard risks such as earthquake, flood and wind.

10.4. Waiver of Subrogation. All policies of insurance will provide that (i) the insurance company will have no right of subrogation against any Secured Party or Lessor, or any of their respective Affiliates or the agents or employees thereof, and (ii) that the proceeds thereof in the event of loss of damage will, to the extent payable to any Secured Party, be payable notwithstanding any act of negligence or breach of warranty by Lessor which might otherwise result in the forfeiture or nonpayment of such insurance proceeds.

10.5. Indemnification of Lessor. Except as expressly provided herein including as otherwise covered by insurance, Lessee shall protect, indemnify and hold harmless Lessor for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable legal fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Lessor by reason of: (a) any accident, injury to or death of persons or loss of or damage to property of third parties (in any way connected to the Personal Property) occurring during the Term of this Personal Property Lease or otherwise while Lessee remains in possession or control of any Personal Property or Retained Business Assets in any way connected to the Personal Property, and (b) any use, misuse, condition, management, maintenance or repair by Lessee or anyone claiming under Lessee of the Personal Property or Lessee’s Personal Property during the Term or any litigation, proceeding or claim by Governmental Agencies to which Lessor is made a party or participant relating to such use, misuse, condition, management, maintenance, or repair thereof; provided, however, that Lessee’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense arising from any gross negligence or willful misconduct of Lessor, its employees, agents or contractors. Lessee, at its expense, shall defend any such claim, action or proceeding asserted or instituted against Lessor covered under this indemnity or may compromise or otherwise dispose of the same. The obligations of Lessee under this Section 10.5 shall survive the termination of this Lease for a period of three (3) years, plus for such additional time as is necessary until any such claim, action or proceeding asserted or instituted against Lessor covered under this indemnity is completely and finally resolved and all opportunities for appeals have passed.

10.6. Lessor Advance. If Lessee fails to deliver the original policies and certificates required under Sections 10.1 or 10.2 within the time required thereby, Lessor shall have the right to obtain such insurance at Lessee’s expense and, upon demand, Lessee shall reimburse Lessor for the cost of any such insurance, together with interest at the Interest Rate from the date of Lessor’s payment until reimbursement.

11.	DAMAGE, REPAIR AND EXPROPRIATION

11.1. Damage or Loss. In the event of damage to or loss of any Personal Property, Rent shall not abate and Lessee shall, subject to the Secured Loan Documents, using the proceeds of insurance and with due diligence, repair, rebuild or replace the damaged Personal Property, such that following such repair, rebuilding or replacement such Personal Property shall be substantially the same as, or better than, prior to such damage or loss. Lessee shall promptly notify Lessor and the applicable insurance carriers of all such casualties and losses and fully cooperate in processing the claim with the applicable insurance carriers. Lessee shall promptly make all necessary arrangements for the appropriate contractors and suppliers to repair and/or replace the damaged or lost portion of the Personal Property. All such work shall be undertaken in a workmanlike manner and if the damage or loss exceeds $10,000.00 in cost, in accordance with specifications approved by Lessor (which approval or disapproval shall be made within fifteen (15) business days after Lessor receives the applicable specifications and, if applicable, within five (5) business days after Lessor receives any modifications of said specifications), failing which the Lessor shall be deemed to have approved, provided that the parties agree that the standard for such repair and/or replacement shall be to repair and/or replace the damaged or lost portion of the Personal Property to levels of quality and quantity that are equal to those that existed with respect to such portion of the Personal Property prior to the occurrence of the damage or loss at issue. If insurance proceeds are insufficient to pay all of the costs of such repair, rebuild or replacement, Lessee shall use funds available in the Capital Renewals Reserve to fund such shortfall, and if there are inadequate funds in the Capital Renewals Reserve, then the provisions of Section 6.5 regarding “Capital Expenditures Exceeding the Capital Renewals Reserve” shall apply. Lessee shall, upon completion of such repair, rebuilding or replacement, be entitled to continue its use of the applicable Personal Property under the terms and conditions of this Lease. If Lessee fails to diligently pursue the repair, rebuilding or replacement, or in any event fails to substantially commence such repair or replacement within forty-five (45) days after the date of such occurrence, or if Lessee thereafter fails to diligently prosecute and complete the repair or replacement, Lessor may, at its option and in addition to any other remedy it may have under this Lease, give to Lessee Notice electing to undertake such repair, replacement or rebuilding of the applicable Personal Property in which event the insurance proceeds and funds in the Capital Renewals Reserve shall be available to Lessor for such repair, replacement or rebuilding. If Lessee determines that for reasons of obsolescence or any other reason it would be best not to undertake any such repair, replacement, or rebuilding, and Lessor agrees in writing, then the Lease shall be deemed to have been amended to remove the damaged portion of the Personal Property and the definition of “Personal Property” hereunder will be deemed to have been accordingly modified to take into account the removal of such portion of the Personal Property.

11.2. Reinstatement. If this Lease is terminated with respect to any portion or portions of the Personal Property, pursuant to Section 11.1 and thereafter such portion or portions that were damaged or lost are repaired, rebuilt or replaced within one (1) year after the occurrence of the damage or destruction, this Lease (if still in force) will be reinstated with respect to such Personal Property effective on the first day of the Fiscal Year immediately following the Fiscal Year in which the work is substantially completed and the definition of Personal Property hereunder will be deemed to have been adjusted accordingly.

11.3. Expropriation.

A. In the event all or substantially all of the Personal Property shall be taken in any Expropriation or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Personal Property that is critical to the operation (e.g. the lifts) shall be so taken, and the result is that the continued operation of the Cypress Premises as a ski area is no longer possible, this Lease shall terminate unless each of Lessor and Lessee agree to the contrary in writing. In either such event, Lessor shall be entitled to receive all Awards resulting from such Expropriation that relate to the Personal Property.

B. In the event a portion of the Personal Property shall be taken by the events described in Section 11.3A, or the entire Personal Property are affected but on a temporary basis, and the result is not to make it impossible to continue to operate the Cypress Premises, this Lease shall not terminate and shall continue in full force and effect without abatement of Rent. If however any of the Improvements are damaged by such taking, then Lessee shall diligently repair and restore such damaged portion, using so much of any Award appropriated to the Personal Property for any such partial taking or Expropriation as shall be necessary to render the Leased Property equivalent to its condition prior to such event. Lessor shall be entitled to the entire Award appropriated to the Personal Property in any such circumstance, but shall transfer such portion of any Award received by it that is reasonably required to repair and restore the Personal Property damaged by any Expropriation to the Capital Renewals Reserve, or at Lessor’s option to an escrow agent (“Escrow Agent”) for the purpose of funding the cost of the repair or restoration. Lessee agrees that a Secured Party is an acceptable Escrow Agent.

Such amounts shall be drawn by Lessee from the Capital Renewals Reserve, or advanced by Escrow Agent, so as to permit payment for the cost of any restoration and repair. The obligations under this Section 11.3 to disburse the Award and such other amounts shall be subject to (a) the collection thereof and (b) the release of such Award by the applicable Secured Party. Lessee’s obligation to repair and restore the Personal Property shall be subject to the availability of the Award, and if the Award is insufficient and there are inadequate funds in the Capital Renewals Reserve a Lessor advance as contemplated by Section 6.5, to fund the cost of such repair or restoration

11.4. Secured Loan Documents. Notwithstanding the foregoing or anything else contained herein or elsewhere, Lessee acknowledges and agrees that the disposition of all matters relating to damage or loss to the Personal Property shall be governed by the Secured Loan Documents, to the extent applicable.

12.	SECURITY.

12.1. Security.

A. Lessor shall be permitted to encumber its interest in this Lease, the Turnover Agreement, the Personal Property, or any part thereof, in favour of any Secured Party from time to time, subject to the terms and conditions of the Cypress Permit.

B. In the event Lessee receives any reasonable request for information on the Cypress Premises or the Personal Property, from any Secured Party, Lessee will, at Lessor’s cost, provide or distribute such information directly to such Secured Party.

12.2. Subordination and Attornment. Lessee shall, subject to a Secured Party delivering to the Lessee a non-disturbance agreement pursuant to which the Lease will continue as long as no Event of Default of Lessee has occurred, provide to any Secured Party an instrument (the “Subordination Agreement”) in form and content acceptable to Secured Party pursuant to which:

A. this Lease and any extensions, renewals, replacements or modifications thereto, and all right and interest of Lessee in and to the Personal Property shall be subject and subordinate to such Secured Loan Documents;

B. Lessee shall be obligated to each of the Subsequent Owners (as defined below) to perform all of the terms and conditions of this Lease for the balance of the remaining Term hereof, with the same force and effect as if such Subsequent Owner were Lessor;

C. If the Secured Party or a Subsequent Owner takes any proceedings in respect of the Personal Property (including taking possession, foreclosure or power of sale) as a result of the occurrence of a default under the Secured Loan Documents, Lessee shall attorn and be bound to such Secured Party or a Subsequent Owner under all of the terms of this Lease for the balance of the Term thereof remaining, with the same force and effect as if Secured Party or a Subsequent Owner were the landlord under this Lease, and Lessee hereby attorns to Secured Party or a Subsequent Owner as landlord under this Lease, such attornment to take effect automatically, without the execution of any further instrument on the part of any of the parties hereto, immediately upon the Secured Party or a Subsequent Owner taking possession or control of the Personal Property or otherwise becoming the owner of the Personal Property. If Secured Party exercises a repossession or power of sale as a result of the occurrence of a default under the Secured Loan Documents, Lessee shall attorn and be bound to the Subsequent Owner pursuant to such power of sale under all of the terms of this Lease for the balance of the Term hereof remaining, including any renewals and extensions, with the same force and effect as if the Subsequent Owner were the landlord under this Lease, such attornment to take effect automatically, without the execution of any further instrument on the part of the purchaser or Lessee, immediately upon the Subsequent Owner taking possession of the Personal Property. Lessee also agrees, however, to execute and deliver at any time and from time to time, upon the request of Secured Party or any such Subsequent Owner: (a) any instrument or certificate which, in the reasonable judgment of Secured Party or such Subsequent Owner may be necessary or appropriate to evidence such attornment, and (b) an up to date estoppel certificate in form and substance consistent with this Lease. Further, but subject to Section 12.2.D below, from and after any such attornment, Secured Party or such a Subsequent Owner shall be bound to Lessee under all of the terms, covenants and conditions of this Lease and Lessee shall not be disturbed in its rights under the terms of this Lease; provided, however, that Secured Party or such Subsequent Owner shall not be:

(i) liable for any action or omission of, or any payment required to be made by, any prior landlord (including Lessor);

(ii) bound by any rent which Lessee might have paid for more than the current month to any prior landlord (including Lessor);

(iii) liable for the return or application of any security deposits unless Lessor actually delivers such deposits to Secured Party;

(iv) bound by any termination, surrender or amendment or modification of this Lease made without Secured Party’s written consent; or

(v) subject to any offsets or deficiencies, which Lessee might be entitled to assert against any prior landlord (including Lessor).

D. Notwithstanding the foregoing or anything else contained herein or elsewhere, Lessee acknowledges and agrees that if Lessee is in default under this Lease and there is an execution or a foreclosure of the Security Instrument (or other conveyance in lieu of foreclosure), or other exercise by such Secured Party (or its successor or assign) of its rights or remedies in connection with which title or possession of the Personal Property, or any portion thereof is transferred to the Secured Party (or its designee) or to a purchaser at foreclosure or to a subsequent purchaser from the Secured Party (or from its designee) (all of the foregoing shall collectively be referred to as “Subsequent Owners”), this Lease may or may not be terminated in the Secured Party’s or the Subsequent Owner’s Sole Discretion. If the Secured Party or the Subsequent Owner elects to terminate this Lease, Lessee shall first assign all of its right, title and interest in any subleases to the Secured Party or Subsequent Owner at no cost to the Secured Party or Subsequent Owner and comply with the balance of this Lease.

12.3. Compliance with Cypress Permit. Lessee shall manage, operate, and use the Personal Property in compliance with all obligations imposed on Lessor or the Cypress Premises pursuant to the Cypress Permit.

12.4. Liens; Credit. Lessee shall not cause any Lien to be filed against the Personal Property or any portion thereof, and shall use commercially reasonable efforts to prevent any Liens from being filed against the Personal Property which may arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Personal Property, and shall obtain the release of any such Liens. This obligation shall not limit Lessee’s rights to Contest provided for under Article 9 hereunder, nor to grant a security interest in respect of any Financial Indebtedness incurred by the Lessee in connection with its working capital within the limitations set forth hereunder.

12.5. Amendments Requested by Secured Party. If requested by any Secured Party or prospective Secured Party, Lessee agrees to execute and deliver any amendment of this Lease that is reasonably required by such Secured Party or prospective Secured Party, provided that Lessee shall be under no obligation to amend this Lease if the result of such amendment would be to materially and adversely increase Lessee’s obligations or to materially and adversely affect Lessee’s rights under this Lease. Any such amendment shall be in effect only for the period of time in which such Secured Loan Documents are outstanding.

12.6. Blocked Account Arrangements. To the extent required by a Secured Party from time to time, Lessee and the Secured Party shall enter into a written lock box or blocked account agreement or agreements, in the form and content requested by the Secured Party, in connection with the deposit, payment and disbursement only of all Rent hereunder from time to time and such other matters may be agreed between Lessor and Lessee each acting reasonably.

12.7. Direction re: Payment of Secured Loan and other Financial Indebtedness. If so directed by Lessor in writing, Lessee will pay Rent payable to Lessor hereunder directly to any Secured Party or other lender or creditor in respect of any Financial Indebtedness of Lessor.

13.	DEFAULTS AND REMEDIES

13.1. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)	should Lessee fail to make any payment of Minimum Rent or Percentage Rent within five (5) Business Days after Notice thereof, or fail to make payment of any other Rent or any other sum, payable hereunder when due and such failure shall continue for a period of ten (10) days after Notice thereof; or

(b)	should Lessee fail to maintain the insurance coverages required under Article 10; or

(c)	should Lessee breach or be in default under, and if a cure period is applicable fail to timely cure in accordance with the provisions thereof any obligation that is applicable to the Lessee under the Cypress Permit, the VANOC Agreement, or the Sub-permit; or

(d)	should the Sub-permit be declared to be in default as a result of a breach of the Skylift Lease that is not cured within any applicable cure period; or

(e)

subject to Article 9 relating to permitted contests, should Lessee default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) and such default shall continue for a period of thirty (30) days after Notice thereof from Lessor to Lessee; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Lessee commences to cure or cause to be cured such default within thirty (30) days after Notice thereof from Lessor and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed one hundred eighty (180) days) as may be necessary to cure such default with all due diligence; or

(f)	should Lessee (or Indemnifier during the period that its Indemnity is in effect) generally not be paying its debts as they become due or should Lessee (or Indemnifier the period that its Indemnity is in effect) make a general assignment for the benefit of creditors; or

(g)	should any petition be filed by, on behalf of or against Lessee (or Indemnifier during the period that its Indemnity is in effect) under the Bankruptcy and Insolvency Act or the Companies’ Creditors Arrangement Act, Canada, or should any other proceeding be instituted by or against Lessee (or Indemnifier during the same period) seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Lessee (or Indemnifier during the same period) or for any substantial part of the property of Lessee or Indemnifier and such proceeding is not dismissed within ninety (90) days after institution thereof, or should Lessee take any action to authorize any of the actions set forth above in this paragraph; or

(h)	should Lessee (or Indemnifier during the period its Indemnity is in effect) cause or institute any proceeding for its dissolution or termination; or

(i)	unless Lessee shall be contesting such Lien or attachment in good faith in accordance with Article 9, should the estate or interest of Lessee in the Personal Property or any part thereof be levied upon or attached in any proceeding and the same shall not be vacated, discharged or fully bonded or otherwise secured to the reasonable satisfaction of Lessor within the later of (i) sixty (60) days after such attachment or levy in which case Lessee shall give notice to Lessor of the dispute but Lessee may defend in any reasonably suitable way, and (ii) thirty (30) days after receipt by Lessee of Notice thereof from Lessor; it being understood and agreed that Lessee may commence a contest of such matter pursuant to Article 9 above following such Notice from Lessor,

(j)	Any default by the Indemnifier under its Indemnity Agreement and failure to cure within any applicable cure period, shall be a default under this Lease, including without limitation failure to maintain minimum liquidity as set forth in the Indemnity Agreement,

(k)

Any default by the Lessee under the terms of the Turnover Agreement, then, and in any such Event of Default, (and to the extent expressly provided above, the passage without cure of any cure period expressly provided above) the next three (3) months Rent shall immediately become due and payable to Lessor and Lessor, in addition to all other remedies available to it, may terminate this Lease by giving Notice thereof to Lessee and upon the expiration of the time fixed in such Notice but in any event not less than thirty (30) days, this Lease shall terminate and all rights of Lessee under this Lease shall cease. Lessor shall have and may exercise all rights and remedies available at law and in equity to Lessor as a result of Lessee’s breach of this Lease, including without limitation the right of re-entry upon the Cypress Premises and the right to retake possession of the Personal Property upon and at any time after the occurrence of an Event of Default and the right to institute an action compelling specific performance by Lessee of its obligations under this Lease;

(l)	any Event of Default by any Related Tenant under any of the Related Leases; or

(m)	any event of default by any borrower under the Loan Agreement or the Big Sky Loan Agreement.

13.2. Remedies. None of (a) the termination of this Lease pursuant to Section 13.1(b), the repossession of the Personal Property or any portion thereof, (c) the failure of Lessor to re-let the Personal Property, or any portion thereof, nor (d) the re-letting of all or any portion of the Personal Property, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or re-letting of the Personal Property. In the event of any such termination, repossession or re-letting, Lessee shall forthwith pay to Lessor all Rent due and payable under the Lease through and including the date of such termination, repossession or re-letting.

Thereafter, Lessee, until the end of what would have been the Term of this Lease in the absence of such termination, repossession or re-letting, and whether or not the Personal Property or any portion thereof shall have been re-let, shall, at Lessor’s option, be liable to Lessor for, and shall pay to Lessor, as current damages, the Rent and other charges which would be payable hereunder for the remainder of the Term had such termination, repossession or re-letting not occurred, LESS the net proceeds, if any, of any re-letting of the Personal Property, after deducting all reasonable expenses in connection with such re-letting, including, without limitation, all reasonable repossession costs, brokerage commissions, legal expenses, legal fees, advertising, expenses of employees, alteration costs and expenses of preparation for such re-letting (such expenses being hereinafter referred to as the “Re-letting Expenses”). Lessee shall pay such current damages to Lessor monthly on the days on which the Minimum Rent would have been payable hereunder if this Lease had not been so terminated.

In case of any Event of Default, re-entry, expiration or dispossession by summary proceedings or otherwise, Lessor may (a) re-let the Personal Property or any part or parts thereof, either in the name of Lessor or otherwise, for a term or terms which may at Lessor’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Lessor considers advisable and necessary to re-let the same, and (b) may make such reasonable alterations and repairs thereof as Lessor, acting reasonably, considers advisable and necessary for the purpose of re-letting the Personal Property; and the making of such alterations and repairs shall not operate or be construed to release Lessee from liability hereunder as aforesaid. Lessor shall in no event be liable in any way whatsoever for any failure to re-let all or any portion of the Personal Property, or, in the event that such is re-let, for failure to collect the rent under such re-letting. To the maximum extent permitted by law, Lessee hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Lessee being dispossessed, or in the event of Lessor obtaining possession of the Personal Property, by reason of the occurrence and continuation of an Event of Default hereunder.

13.3. Lessee Remains Liable. Notwithstanding any said repossession, or any other action which Lessor may take, Lessee shall be and remain liable for the full performance of all obligations on the part of Lessee to be performed under this Personal Property Lease. All such remedies are cumulative, and may be exercised concurrently or separately and from time to time. In addition, Lessee will pay any legal or collection agency expenses incurred in the repossession of the Personal Property and Retained Business Assets or collection of delinquent amounts due under the Personal Property Lease.

13.4. Lessee’s Continuing Operation. In the Event of Default, and notwithstanding any termination of this Lease, Lessor may at Lessor’s option request that Lessee continue to utilize the Personal Property under the terms of this Lease (including Lessee paying all Rent) and assuming Lessee is concurrently required to continue as sub-permittee of the Cypress Permit, until such time as Lessor enters into a new Personal Property Lease with a successor sub-permittee of the Cypress Permit acceptable to the Province and to Lessor. Upon such request of Lessor, Lessee shall continue the use of the Personal Property in connection with the operation of the Cypress Premises on a month-to-month basis, terminable on the later of (i) not less than thirty (30) days’ notice by Lessor and (ii) Lessor’s delivery of possession of the Cypress Premises and Personal Property to a replacement tenant acceptable to Lessor and the Province. Lessee’s obligation to continue use of the Personal

Property in connection with operation of the Cypress Premises after termination shall extend for a maximum of 180 days, provided that if the Province is processing an application by Lessor for a successor subpermittee such obligation shall extend until such processing by the Province is completed and a replacement subpermittee is approved by the Province. Lessee shall not oppose and shall express to the Province in writing, if requested by Lessor, the Lessee’s support for any such Lessor application for approval by the Province of such replacement subpermittee. Lessee shall be entitled to the benefit of the business of the operations during such period subject to the provisions of Section 13.5.

13.5. Application of Funds. All revenues received by Lessee from its operation on the Cypress Premises subsequent to an Event of Default shall be first applied to the payment of Rent as determined by the Lessor. Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default (and any payment made to Lessor rather than Lessee due to the existence of any Event of Default) shall be applied to Lessee’s current and past due obligations under this Lease in such order as Lessor may determine or as may be prescribed by the laws of the Province with the balance, if any, to the benefit of Lessee.

13.6. Lessor’s Right to Cure Lessee’s Default. If an Event of Default shall have occurred and be continuing, Lessor, after Notice to Lessee (which Notice shall not be required if Lessor shall reasonably determine there is an Emergency Requirement), without waiving or releasing any obligation of Lessee and without waiving or releasing any Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Lessee, and may, to the maximum extent permitted by law, enter upon the Cypress Premises and the

Improvements or any portion thereof for such purpose and take all such action with respect to the Personal Property thereon as, in the reasonable opinion of the Lessor and subject to Minister’s consent, may be necessary or appropriate therefor. All reasonable costs and expenses (including, without limitation, reasonable legal fees) incurred by Lessor in connection therewith, together with interest thereon (to the extent permitted by law) at the Interest Rate from the date such sums are paid by Lessor until repaid, shall be reimbursed by Lessee to Lessor, on demand.

14. FAILURE TO TURN OVER. Any continued possession and failure to return the Personal Property over by Lessee after the expiration or sooner termination of this Lease shall be treated as a daily lease at sufferance at a rate equal to two times the Rent and other charges herein provided (prorated on a daily basis), provided however if such holding over is pursuant to Lessor’s written request as set forth in Section 13.4 or subsequent to the expiration date of the Term and precedes the closing of the Lessee’s exercised buyback option pursuant to the Buyback Option Agreement, then Rent shall be paid at a rate as if there had been no expiration or termination of this Lease. Lessee shall also pay to Lessor all damages (direct or indirect) sustained by reason of any such failure to return the Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the failure of Lessee to return the Personal Property after the expiration or earlier termination of this Lease and Lessee hereby waives any right to claim the existence of a lease under any applicable law.

15.	TRANSFERS BY LESSOR OR SECURED PARTY

Lessor or Secured Party (including, in all cases a Subsequent Owner) shall have the unrestricted right, to convey, transfer, assign or encumber the Personal Property and its interest in this Lease and in the Turnover Agreement, in whole or in part to a Secured Party, pursuant to

Section 12, or to any other grantee or transferee subject to the provisions of this Lease provided only that such other grantee or transferee agrees to assume all obligations of the Lessor hereunder. If Lessor or Secured Party transfers in accordance with the terms hereof to a grantee or transferee that expressly assumes in writing all obligations of Lessor hereunder or Secured Party under its Secured Loan Documents arising or accruing from and after the date of such transfer, Lessor or Secured Party shall thereupon be released from all future liabilities and obligations of Lessor or Secured Party under this Lease or its Secured Loan Documents arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner or secured party.

16.	SUBLETTING AND ASSIGNMENT

16.1. Restriction on Mortgaging, Subletting and Assignment.

A. Except as set forth in this Section 16.1.A and in 16.1.E, Lessee shall not, without Lessor’s prior written consent (which may be given or withheld by Lessor in its Sole Discretion) and the consent of Lessor’s Secured Party if required by any of the Secured Loan Documents, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any part of the Personal Property or any part hereof or any right, title or interest herein or sublease (which term shall be deemed to include the granting of concessions, licenses, permits and the like) all or any part of the Personal Property, or suffer or permit this Lease or any rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of the Personal Property by anyone other than Lessee, its contractors, and its customers in the ordinary course of business but subject to the provisions of Section 5.1 and the provisions of the VANOC Agreement. For purposes of this Section 16.1, an assignment of this Lease requiring Lessor’s consent shall be deemed to include the following: any direct or indirect transfer of any interest in Lessee or any transaction pursuant to which Lessee is merged or consolidated with another Entity or pursuant to which all or substantially all of Lessee’s assets are transferred to any other Entity, but shall not include any involuntary Liens or attachments contested by Lessee in good faith in accordance with Article 9 or any merger or consolidation with another Entity pursuant to which there is no change of Control. Each of the foregoing is considered a “Transfer” and all of the foregoing is collectively, the “Transfers”, a recipient of a Transfer is a “Transferee”.

B. If this Lease is assigned by Lessee, or if all or substantially all of the Personal Property is Transferred by Lessee, Lessor or its Secured Party may collect the rents from such assignee or subtenant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in Section 16.1.A, the acceptance by Lessor of such assignee or subtenant, as the case may be, as a tenant, or a release of Lessee from the future performance by Lessee of its covenants, agreements or obligations contained in this Lease. In addition, Lessee hereby grants to Lessor a first ranking security interest in all rents and revenues from any assignee or subtenant or other Transferee from time to time to secure the payment of Rent and the performance of all obligations to be paid and performed by Lessee to or for the benefit of Lessor under this Lease and any amendments hereto from time to time.

C. If Lessee Transfers with Lessor’s consent in accordance with the terms hereof to a grantee or transferee whose creditworthiness is expressly approved in writing by Lessor and who expressly assumes in writing all obligations of Lessee hereunder and under the Sub-Permit and Lease Agreement arising or accruing from and after the date of such Transfer, Lessee shall thereupon be released by Lessor from all future liabilities and obligations of the Lessee under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new tenant, its successors and assigns. No consent to any Transfer in a particular instance shall be deemed to be a waiver of the prohibition set forth in this Section 16.1 as it applies to the new tenant. No Transfer shall affect any Permitted Use, nor contravene or result in a default under or non-compliance with any provision of the Cypress Permit. Any Transfer of Lessee’s interest under this Lease in contravention of this Section 16.1 shall be void.

D. Any Transfer by or on behalf of Lessee of all or substantially all of the Personal Property or this Lease (said Transfers being collectively, the “Future Transfers” or individually a “Future Transfer”) shall provide (a) that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; (b) that in the event of termination or expiration of this Lease or dispossession of Lessee by Lessor under this Lease, Lessor may take over all of the right, title and interest of Lessee, and, except as provided below, such Future Transferee shall, at Lessor’s option, attorn to Lessor and/or any Secured Party (including, in each case, a Subsequent Owner) pursuant to the then executory provisions of such Transfer and become a direct tenant of Lessor and/or any Secured Party, except that neither Lessor nor any Secured Party, as holder of a Security Loan Document or as landlord under this Lease, if such Secured Party succeeds to that position, shall (i) be liable for any act or omission of Lessee under such Transfer, (ii) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such Transferee against Lessee, (iii) be bound by any previous prepayment of more than one (1) month’s rents, (iv) be bound by any covenant of Lessee to replace or repair Personal Property or any portion thereof, (v) be required to account for any security deposit of the Transferee other than any security deposit actually delivered to Lessor by Lessee, (vi) be bound by any obligation to make any payment to such Transferee or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease that are performed after the date of such attornment, (vii) be responsible for any monies owing by Lessee to the credit of such Transferee, or (viii) be required to dispossess any Person utilizing any portion of the Personal Property; and (c) in the event that such Transferee receives a written Notice from Lessor or any Secured Party stating that an Event of Default has occurred and is continuing, such subtenant shall thereafter be obligated to pay all rentals and other monies accruing under such Transfer directly to the party giving such Notice or as such party may direct. All rentals and other monies received from such Transferee by Lessor or the Secured Party, as the case may be, shall be credited against the amounts owing by Lessee under this Lease and such Transfer shall provide that the Transferee thereunder shall, at the request of Lessor, execute a suitable instrument in confirmation of such agreement to attorn. An original counterpart of each such Transfer duly executed by Lessee and such Transferee shall be delivered promptly to Lessor, Lessee shall remain liable for the payment of Rent from and after the date of such assignment, and shall not be released from any obligations of the Lessee hereunder except in the circumstances of a release under Section 16.1 above.

E. Lessor acknowledges that Lessee may sell, transfer and/or dispose of Personal Property from time to time in the ordinary course of repairing, maintaining and replacing the Personal Property as required in Section 5.1, provided that: (i) without the written consent of Lessor, no sale or transfer shall be made to an affiliate or employee of Lessee or any relation thereof, and each sale or transfer will be an arms length sale for fair market value; (ii) the proceeds of any such sale shall belong to Lessor, and be deposited into the Capital Renewals Reserve (unless the sale or transfer by Lessee of a piece of equipment is in conjunction with a purchase of a replacement piece of equipment for the account of Lessor and the seller of the replacement piece of equipment gives a reasonable fair market credit against the purchase price of the replacement piece of equipment); and (iii) if the original cost of any such item exceeded US $100,000.00 (with such US $100,000 threshold amount to be increased by three percent (3%), on a compounded basis, for each succeeding Lease Year), Lessor’s consent to the conditions of such sale, transfer or disposal of the Leased Property shall be obtained.

17.	LESSEE CERTIFICATES AND FINANCIAL STATEMENTS

17.1. Lessee Certificates. At any time and from time to time, upon not less than ten (10) Business Days prior Notice by either party, the party receiving such Notice shall furnish to the other a certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that to its knowledge no Default or an Event of Default by the other party has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. If such additional information reasonably requires more than ten (10) Business Days to provide, the party furnishing such information shall be entitled to such additional period to respond to such request as may be reasonably required under the circumstances. Any such certificate furnished pursuant to this Section 17.1 may be relied upon by the requesting party, its lenders and any prospective purchaser or Secured Party of the Cypress Premises, the Personal Property or the permitted rights hereby created.

17.2. Accounting, Distributions and Annual Reconciliation.

A. Within ten (10) days after the close of each Accounting Period, Lessee shall deliver to Lessor a statement of Gross Revenues for the immediately preceding Accounting Period and for the fiscal quarter and Fiscal Year to date, all certified by the Lessee’s chief financial officer to be true and correct. Within twenty (20) days after the close of each Accounting Period, Lessee shall deliver to Lessor (i) an interim profit and loss statement, (ii) a balance sheet showing the results of the operation of the Leased Property, and (iii) a cash flow statement, all certified by the Lessee’s chief financial officer to be true and correct (an “Accounting Period Statement”). Within sixty (60) days after the close of each quarter of each Fiscal Year, Lessee shall deliver, or cause to be delivered, to Lessor (i) certified Financial Statements of Lessee’s Parent and (ii) an organizational chart accurately presenting the ownership of the ownership interests in Lessee.

B. Calculations and payments made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively. Within one hundred twenty (120) days after the end of each Fiscal Year, Lessee shall deliver to Lessor audited

Financial Statements in reasonable detail summarizing the operations of the Cypress Premises for the immediately preceding Fiscal Year and a certificate of Lessee’s chief accounting officer, or equivalent, certifying that, to the best of his or her knowledge, such Financial Statements are true and correct. The parties shall, within ten (10) Business Days after Lessor’s receipt of such Financial Statements, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such Financial Statements. Such Financial Statements shall be controlling over the preceding Accounting Period profit and loss statements.

17.3. Books and Records. Books of control and account pertaining to operations at the Cypress Premises shall be kept on the accrual basis and in all material respects in accordance with GAAP consistently applied. Upon Lessor’s reasonable request and at reasonable intervals during normal business hours Lessor shall have the right to examine such records at the Cypress Premises. If Lessor desires to audit or examine the Annual Operating Statement, Lessor shall notify Lessee in writing within sixty (60) days after receipt of such Financial Statements of its desire for the audit, and shall complete such audit within ninety (90) days after commencement thereof. Lessor may provide copies of any financial statements, books or records to any Secured Party or any other person directly or indirectly providing financing to Lessor or any of its affiliates.

17.4. Annual Business Plan. Not later than sixty (60) days prior to each Fiscal Year, upon the same terms and conditions as set forth in the Sub-permit, Lessee shall deliver to Lessor an annual “business plan” for the succeeding Fiscal Year for Lessor’s review and comments. Lessee shall review in good faith Lessor’s comments prior to finalizing its business plan. The business plan shall include projections of income and expenses on a monthly basis for the succeeding fiscal year in detailed line item breakdown, together with a marketing plan describing in detail the Lessee’s plan for marketing the Lessee’s operations at the Cypress Premises, including a detailed line item marketing budget.

17.5. Update Meetings. Lessee agrees that Lessee will meet with Lessor upon Lessor’s request to review such aspects of the Personal Property and Lessee’s utilization thereof as Lessor may reasonably request. Such meetings shall occur no more frequently than quarterly without Lessee’s consent and shall take place concurrently with any meetings that are requested and scheduled with the Lessor under the Sub-permit.

17.6. Approvals.

In this Lease, where Lessee or Lessor is required to obtain the other’s consent or approval with respect to: (i) the execution and delivery of an agreement or contract; (ii) the use of the Personal Property; (iii) any Capital Expenditure; (iv) the enforcement of any provision in the VANOC Agreement or any other agreement entered into by the Lessor but carried out by the Lessee; (v) all budgets, Capital Reserve Budgets, operating plans or other reporting requirements of the Lessee; the other shall promptly review and provide a timely response and information reasonably requested by the other. A response will be deemed “timely” if given within ten (10) days, except if a shorter period is required due to the emergency nature of the request, in which case such response will be given as promptly as reasonably possible. To facilitate such approval process, each party shall appoint an individual to be responsible for the Personal Property and such individual shall have the authority to provide consent whether in writing or otherwise to the other, and each shall be entitled to rely upon the authority of such appointed individual to give the consents and approvals required hereunder.

17.7. Sarbanes-Oxley. In connection with Lessor’s responsibility to maintain effective internal controls over financial reporting and the requirements for complying with the Sarbanes Oxley Act of 2002, Lessee hereby agrees to provide access and reasonable assistance necessary to Lessor that will allow Lessor to conduct activities necessary to satisfy its responsibilities, as previously outlined, including but not limited to the activities stipulated by the Public Company Accounting Oversight Board in its release 2004-1, or other similarly promulgated guidance by other regulatory agencies. Lessee hereby agrees to provide, at Lessor’s request and cost, a report prepared by an independent registered certified public accountant pursuant to the AICPA’s statement on auditing standards No. 100 “Reports on the Processing of Transactions by Service Organizations” (“SAS No. 70”) utilizing a “Type II approach,” as defined in that SAS No. 70. Lessee shall be reimbursed its reasonable third party expenses incurred for all such services and assistance requested by Lessor, including third party expenses for provision of the report pursuant to SAS No. 70. Lessor agrees to provide Lessee with appropriate notice regarding the conduct of the activities anticipated in this provision.

18. LESSOR’S RIGHT TO INSPECT. Lessee shall permit Lessor and any Secured Party or any other Person directly or indirectly providing financing to Lessor and their authorized representatives to inspect the Personal Property at reasonable times of the day upon not less than twenty-four (24) hours’ Notice, and to make such repairs as Lessor is permitted or required to make pursuant to the terms of this Lease, provided that any inspection or repair by Lessor or Secured Party or other Person or its representatives will not unreasonably interfere with Lessee’s use of the Personal Property in connection with the operation of the Cypress Premises and further provided that in the event of an emergency, as determined by Lessor or Secured Party or other Person in its reasonable discretion, prior Notice shall not be necessary.

19. LESSEE’S BUYBACK OPTION. Lessor and the Trust are parties to that certain “Buyback Option Agreement” pursuant to which the Trust has granted to Boyne USA, Inc. the option to buy back from the Trust the Improvements and all of the rights and obligations under and pursuant to the Cypress Permit and Lessor has granted to Boyne USA, Inc. the option to buy back all of the related Personal Property, together with other assets purchased pursuant to the Asset Purchase Agreement subject to and on the terms and conditions set forth in the Buyback Option Agreement.

20.	MISCELLANEOUS.

20.1. Limitation on Payment of Rent. All agreements between Lessor and Lessee herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Lessor under this Lease exceed the maximum permissible under Applicable Laws, and if, from any circumstance whatsoever, fulfillment of any provision of this Lease, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Lessor should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of any installment of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Lease and any other agreements between Lessor and Lessee.

20.2. No Waiver. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

20.3. Remedies Cumulative. To the maximum extent permitted by law, and except as specifically waived herein, each legal, equitable or contractual right, power and remedy of Lessor, now or hereafter provided either in this Lease or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies. Notwithstanding the foregoing, in the event of a third party claim against Lessor resulting in a Lessor claim for indemnification from Lessee hereunder, any recovery by Lessor shall be limited such that (a) Lessor may not recover from Lessee for the same damage claim as the landlord under the Sub-permit has already recovered from Lessee, and (b) to the extent the third party claim is against both Lessor and the landlord under the Sub-permit in the same action or proceeding, Lessor may not recover for attorney fees for an attorney representing the Lessor separately from the Landlord under the Sub-Permit.

20.4. Severability. Any clause, sentence, paragraph, section or provision of this Lease held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Lease, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Lease shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

20.5. Acceptance of Surrender. No surrender to Lessor of this Lease or of the Personal Property or any part thereof or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

20.6. No Merger of Title. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Lease or of the interest created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly the Lessee’s interest under this Lease or the rights created hereby, and the Lessor’s rights in and to the Personal Property.

20.7. Quiet Enjoyment. Provided that no Event of Default shall have occurred and be continuing, Lessee shall peaceably and quietly have, hold and enjoy the Personal Property for the Term, free of hindrance or molestation by Lessor or anyone claiming by, through or under Lessor, but subject to (a) the terms and conditions of the Cypress Permit, the Sub-Permit and Lease Agreement and the VANOC Agreement, and (b) any Encumbrance permitted to be created by Lessor hereunder, (c) all Permitted Encumbrances, (d) Liens as to obligations of Lessor that are either not yet due or which are being contested in good faith and by proper proceedings, provided the same do not materially interfere with Lessee’s ability to use the Personal Property in connection with the operation of the Cypress Premises, and (e) Liens that have been consented to in writing by Lessee. Except as otherwise provided in this Lease, no failure by Lessor to comply with the foregoing covenant shall give Lessee the right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Lessee hereunder.

20.8. Dispute Resolution. The Lessor and Lessee covenant and agree with each other as follows:

(a) if there is a dispute or disagreement between the parties in respect of any of the provisions of this Lease (other than payment of Rent or a Lessee default that in Lessor’s reasonable judgment requires specific performance or injunctive relief, or immediate dispossession in order to protect the value of Lessor’s reversionary interest in the Personal Property), which remains unresolved for a period of 30 days, each party will designate a senior manager or officer to review and make reasonable efforts to develop a workable resolution to the dispute or disagreement. The communications in any such attempts to settle shall be privileged in any subsequent proceedings or action, and the failure to arrive at a resolution shall give rise to no claim by either party, whether or not a party arguably failed to make a reasonable effort.

(b) Either party to a dispute or disagreement may at any time refer the dispute or disagreement, including a dispute or disagreement which is under an internal review under Section 20.8(b) for determination by arbitration in accordance with the following:

A. The arbitration will be conducted by a sole arbitrator agreed by the parties to the dispute unless the parties fail to agree on such sole arbitrator within ten (10) Business Days of the giving of the notice of arbitration or the parties agree that the arbitration should be conducted by a panel of three (3) arbitrators;

B. if the parties fail to agree on a sole arbitrator pursuant to the above, or agree to have a panel of three (3) arbitrators conduct the arbitration:

(a) each party will promptly select an arbitrator and the two (2) arbitrators will then promptly select a third arbitrator;

(b) if either party fails to select an arbitrator within seven (7) Business Days of the notice of arbitration the arbitrator selected by the other party will act as the sole arbitrator;

(c) if the arbitrator selected by the parties fails to select a third arbitrator within ten (10) Business Days of the later of their appointments, either party may apply to the Supreme Court of British Columbia for the appointment of a third arbitrator;

C. The decision of a majority of the arbitrators or the sole arbitrator, as the case may be, including any decision as to costs, will be final and binding upon the parties but will not be a precedent in any subsequent arbitration under this Lease; and

D. Except as expressly provided herein, all arbitrations will be conducted according to the laws governing commercial arbitrations in British Columbia.

E. Any dispute referred to arbitration will be dealt with on an expeditious basis with both parties using all commercially reasonable efforts to obtain and implement a timely decision of the arbitrator or arbitrators.

20.9. No Recordation. Neither Lessor nor Lessee shall record this Lease or a notice thereof unless required by a Secured Party.

20.10. Notices.

A. Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Lease shall be deemed adequately given if in writing and the same shall be delivered either in hand, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, post-paid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

B. All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Lease upon the date of receipt or refusal, except that whenever under this Lease a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

C. All such notices shall be addressed,

If to the Lessor:

CNL Personal Property TRS ULC, a Nova Scotia unlimited liability company

c/o CNL Lifestyle Properties, Inc.

450 S. Orange Avenue

Orlando, Florida 32801

Attention: Tammie A. Quinlan, Executive Vice President and Chief Financial Officer

Attn: Amy Sinelli, Vice President and Corporate Counsel

Fax: 407-540-2544

Telephone: 407-650-1000

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 N. Eola Drive Orlando, Florida 32801 Attn: Michael Ryan, Esq. Fax: (407) 843-4444 Telephone: (407) 843-4600

If to Lessee to:	Cypress Bowl Recreation Limited Partnership Top of Cypress Bowl Road Cypress Provincial Park British Columbia Attn: General Manager Fax: (604) 926-9441 Telephone: (604) 926-5612

With a copy to, and otherwise if to Indemnifier, to:	Boyne USA, Inc. 1 Boyne Mountain Road P.O. Box 19 Boyne Falls, Michigan 49713 Attn: Roland Andreasson Fax: (231) 549-6094 Telephone: (231) 675-7241

and in either case, with a copy to:	Lawson Lundell LLP 1600-925 West Georgia Street Vancouver, BC V6C 3L2 Attn: Valerie C. Mann, Esq. Fax: (604) 669-1620 Telephone: (604) 685-3456

D. By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Lease to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within Canada or the United States of America.

20.11. Construction. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of termination or expiration of this

Lease with respect to the Cypress Premises or Personal Property shall survive such termination or expiration. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by all the parties thereto. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Each term or provision of this Lease to be performed by Lessee shall be construed as an independent covenant and condition. Time is of the essence with respect to the exercise of any rights of Lessee or Lessor under this Lease. Except as otherwise set forth in this Lease, any obligations arising prior to the expiration or sooner termination of this Lease (including without limitation, any monetary, repair and indemnification obligations) shall survive the expiration or sooner termination of this Lease; provided, however, that each party shall be required to give the other Notice of any such surviving and unsatisfied obligations within one year after the expiration or sooner termination of this Lease.

20.12. Limited Recourse. Anything contained in this Lease to the contrary notwithstanding, Lessee agrees and acknowledges that no party owning any stock of any corporation that is an affiliate of the Lessor (a “CIP Stockholder”) shall be personally liable, as a result of being a CIP Stockholder, for obligations of any kind , including, but not limited to, any debts, claims, liabilities, demands, or judgments, which arise, directly or indirectly, as a result of, or in connection with this Lease. This provision shall survive the Closing or termination of this Lease.

Anything contained in this Lease to the contrary notwithstanding, Lessor agrees and acknowledges that except for the Indemnifier pursuant to the Indemnity Agreement for the term thereof only, no party owning any stock or other security interest (including a limited partnership unit or ownership interest) of any corporation or partnership that is an Affiliate of the Lessee (a “CBRLP Stockholder”) shall be personally liable, as a result of being a CBRLP Stockholder, for obligations of any kind, including, but not limited to, any debts, claims, liabilities, demands, or judgments, which arise, directly or indirectly, as a result of, or in connection with this Lease. This provision shall survive the Closing or termination of this Lease.

20.13. Counterparts; Headings. This Lease may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Headings in this Lease are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.

20.14. Entire Agreement. This Lease and any other written agreements between the parties hereto with respect to the subject matter hereof constitute the entire agreement between the Lessor and Lessee with respect to the subject matter hereof and there are no other representations, warranties, collateral warranties, agreements, collateral agreements, statements or assurances of any kind or nature whatsoever upon which any party is entitled to rely. This Lease may not be amended, modified or varied, except by a written agreement signed by all parties hereto. The terms of this Lease shall control in the event of any conflict with, and in the interpretation of, all provisions of the Asset Purchase Agreement or any term sheet or letter of intent related thereto.

20.15. Applicable Law, Etc. This Lease shall be interpreted, construed, applied and enforced in accordance with the laws of the Province, regardless of (a) where this Lease is executed or delivered; or (b) where any payment or other performance required by this Lease is made or required to be made; or (c) where any breach of any provision of this Lease occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the Province; or (g) any combination of the foregoing. To the maximum extent permitted by Applicable Law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Lease but subject to the provisions of section 20.8 which shall take precedence, may be brought and prosecuted in such court or courts located in the Province; and the parties consent to the jurisdiction of said court or courts located in the Province and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

20.16. Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Lease, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term and any renewal and/or extension thereof the full right to enter into this Lease and perform its obligations hereunder.

20.17. Indemnity of Lessee’s Performance. With respect to a period of four (4) calendar years from the Commencement Date, the Indemnitor shall be jointly and severally liable for the Lessee’s covenants and obligations in respect of the payment to Lessor of the Minimum Rent provided for herein, as provided for in and subject to the terms of the Indemnity.

20.18. Time. Time shall be of the essence of this Lease and in each and every part hereof.

20.19. Exculpation of Trustee. Notwithstanding anything express or implied in this Lease to the contrary, to the extent that a trust is or becomes Lessor hereunder (a “Trust”), the maximum liability of the trustees of said Trust under this Lease (including, without limitation, any liability for interest, costs, expenses and/or any other sums recoverable under this Lease) shall not exceed the value of the property held in the Trust from time to time and which is in the trustee’s possession or under its control as trustee of the Trust (and for greater certainty no other property of any other trust).

SIGNATURES ON NEXT PAGES

IN WITNESS WHEREOF, the parties have executed this Lease as a sealed instrument as of the date above first written.

LESSEE CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP, by its General Partner, Cypress Bowl ULC

By:	/s/ Roland Andreasson
Name:	Roland Andreasson
Title:	Chief Financial Officer

LESSOR CNL PERSONAL PROPERTY TRS ULC, a Nova Scotia unlimited liability company

By:	/s/ Amy Sinelli
Name:	Amy Sinelli
Title:	Senior Vice President

INDEMNIFIER [solely for Purposes of Section 20.17]

BOYNE USA, INC.

By:	/s/ Roland Andreasson
Name:	Roland Andreasson
Title:	Chief Financial Officer

Exhibit “A”

Personal Property

[Intentionally Omitted]

Exhibit “B”

Permitted Encumbrances

[Intentionally Omitted]

Schedule 1.1A

Buyback Option Agreement

[Intentionally Omitted]

Schedule 1.1B

Related Tenants and Related Leases

[Intentionally Omitted]

Schedule 3.1B

CALCULATION OF PERCENTAGE RENT

[Intentionally Omitted]